UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2021 (August 26, 2021)

VOLTA INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39508	99-1550630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

155 De Haro Street
San Francisco, CA 94103

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (415) 583-3805

Tortoise Acquisition Corp. II

6363 College Boulevard

Overland Park, KS 66211

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, par value of $0.0001 per share	VLTA	New York Stock Exchange
Warrants, each exercisable for one share of Class A Common Stock for $11.50 per share	VLTA WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

Due to the large number of events reported under the specified items of Form 8-K, this Current Report on Form 8-K is being filed in two parts. An amendment to this Form 8-K is being submitted for filing on the same date to include additional matters under Items 5.03 and 5.05 of Form 8-K.

The Domestication and Business Combination

On August 26, 2021 (the “Closing Date”), Volta Inc., a Delaware corporation (f/k/a Tortoise Acquisition Corp. II) (the “Company” or “Volta”), consummated the previously announced transaction (the “Business Combination”) pursuant to that certain Business Combination Agreement and Plan of Reorganization, dated February 7, 2021 (the “Business Combination Agreement”), by and among the Company, SNPR Merger Sub I, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“First Merger Sub”), Volta Charging Industries LLC (f/k/a SNPR Merger Sub II, LLC), a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”), and Volta Industries, Inc., a Delaware corporation (“Legacy Volta”).

On August 26, 2021, as contemplated by the Business Combination Agreement and described in the section titled “The Domestication Proposal” beginning on page 184 of the final prospectus and definitive proxy statement, dated August 2, 2021 (the “Proxy Statement/Prospectus”) and filed with the Securities and Exchange Commission (the “Commission”) on August 2, 2021, the Company filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which the Company was domesticated and continues as a Delaware corporation (the “Domestication”).

On August 26, 2021, as a result of the Business Combination and the other transactions contemplated by the Business Combination Agreement, following the consummation of the Domestication (a) First Merger Sub merged with and into Legacy Volta, with Legacy Volta surviving the merger as a wholly owned subsidiary of the Company (the “First Merger”) and (b) after the effectiveness of the First Merger, Legacy Volta merged with and into Second Merger Sub with and into Legacy Volta, with Second Merger Sub surviving the merger as a wholly owned subsidiary of the Company (the “Second Merger” and, together with the First Merger and all other transactions contemplated by the Business Combination Agreement, the “Business Combination”).

Following the closing of the Business Combination, the Company will own, directly or indirectly, all of the issued and outstanding equity interests in the Second Merger Sub and its subsidiaries, and the stockholders of Legacy Volta as of immediately prior to the effective time of the First Merger (the “Volta Stockholders”) hold a portion of our Class A common stock, par value $0.001 per share (the “Class A Common Stock”) and our Class B common stock, par value $0.001 per share (the “Class B Common Stock”), as applicable. The Class A Common Stock and Class B Common Stock shall collectively be referred to herein as the “Common Stock.”

The aggregate merger consideration paid in connection with the Business Combination is (i) 143,694,315 shares of Class A Common Stock (including Class A Ordinary Shares, Class B Ordinary Shares, Legacy Volta Class B Common Stock and Legacy Volta Preferred Stock that was converted into shares of Class A Common Stock in connection with the Domestication and Business Combination, and shares issuable upon exercise or vesting of the Warrants, Restricted Stock and Class A Options (each as defined below) but excluding the shares of Class A Common Stock issued in the PIPE Financing (as defined below)), (ii) 10,023,107 shares of Volta Class B Common Stock (including Legacy Volta Class A Common Stock that will convert into shares of Class B Common Stock and shares issuable upon the exercise or vesting of Restricted Stock and Class B Options) issued in connection with the Business Combination, (iii) 8,625,000 Public Warrants (as defined below) and (iv) 10,500,000 shares of Class B Common Stock reserved for issuance upon the settlement of certain restricted stock units to be issued pursuant to the Founder Plan (as defined below) and that may be issued after such date pursuant to the terms of the Business Combination as further described in the Proxy Statement/Prospectus.

Holders of shares of (a) each Legacy Volta’s Class B Common Stock, par value $0.001 per share (the “Legacy Volta Class B Common Stock”), including each share of Legacy Volta’s Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series C-1 Preferred Stock, Series C-2 Preferred Stock, Series D Preferred Stock and Series D-1 Preferred Stock (collectively, the “Legacy Volta Preferred Stock”) was converted into shares of Class B Common Stock at the Closing, but excluding shares of Legacy Volta’s outstanding unvested restricted Legacy Volta Class B Common Stock (collectively, the “Legacy Volta Restricted Stock”), was cancelled and automatically converted into the right to receive the number of shares of Class A Common Stock, equal to the applicable exchange ratio (determined in accordance with the Business Combination Agreement and as further described in the Proxy Statement/Prospectus); (b) each Legacy Volta’s Class A Common Stock, par value $0.001 per share (“Legacy Volta Class A Common Stock” and together with Legacy Volta Class B Common Stock, “Legacy Volta Common Stock”), issued and outstanding immediately prior to the Closing (excluding shares of Legacy Volta Restricted Stock) was cancelled and automatically converted into the right to receive the number of shares of Class B Common Stock equal to the applicable exchange ratio (determined in accordance with the Business Combination Agreement and as further described in the Proxy Statement/Prospectus); (c) each warrant to purchase shares of Legacy Volta Preferred Stock or Legacy Volta Common Stock (the “Legacy Volta Warrants”) issued and outstanding immediately prior to the Closing was automatically converted into a warrant to acquire a number of shares of Class A Common Stock based on the applicable exchange ratio and at a specified price (each determined in accordance with the Business Combination Agreement and as further described in the Proxy Statement/Prospectus); (d) each award of Legacy Volta Restricted Stock that was outstanding immediately prior to the Closing was converted into an award (the “Legacy Volta Restricted Stock”) with respect to a number of restricted shares of Class A Common Stock or Class B Common Stock, as applicable, based on the applicable exchange ratio (determined in accordance with the Business Combination Agreement and as further described in the Proxy Statement/Prospectus); and (e) each option to purchase shares of Legacy Volta Class A Common Stock or Legacy Volta Class B Common Stock (the “Legacy Volta Options”), whether or not exercisable and whether or not vested, that were outstanding immediately prior to the Closing was automatically converted into an option to purchase a number of shares of Class A Common Stock (each a “Class A Option”) or Class B Common Stock (each a “Class B Option”), as applicable (each such option, an “Option”), based on the applicable exchange ratio (determined in accordance with the Business Combination Agreement and as further described in the Proxy Statement/Prospectus).

In connection with the consummation of the Business Combination (the “Closing”), the registrant changed its name from Tortoise Acquisition Corp. II to Volta Inc.

The foregoing description of the Business Combination does not purport to be complete and is qualified in its entirety by the full text of the Merger Agreement, which are attached hereto as Exhibit 2.1 and is incorporated herein by reference.

PIPE Financing

As previously disclosed, in connection with the execution of the Business Combination Agreement, the Company entered into subscription agreements, each dated February 7, 2021 (the “Subscription Agreements”), with certain accredited investors pursuant to which the investors agreed to purchase 30,000,000 shares of Class A Common Stock in a private placement for an aggregate purchase price of $300,000,000 (the “PIPE Financing”). The PIPE Financing was consummated concurrently with the Closing.

Item 2.01 of this Current Report on Form 8-K discusses the Closing and various other transactions contemplated by the Business Combination Agreement, and is incorporated herein by reference.

Unless the context otherwise requires, references in this Current Report on Form 8-K to “we,” “us,” “our” and the “Company” refer to Volta and its subsidiaries.

Item 1.01 Entry Into A Material Definitive Agreement.

Amended and Restated Registration Rights Agreement

In connection with the Closing, that certain Registration Rights Agreement, dated September 10, 2020, among the Company and certain persons and entities holding securities of the Company (the “IPO Registration Rights Agreement”), was amended and restated and the Company, certain persons and entities holding securities of the Company prior to the Closing (the “Initial Holders”) and certain persons and entities receiving Class A Common Stock or instruments exercisable for Class A Common Stock in connection with the Business Combination (the “New Holders” and, together with the Initial Holders, the “Registration Rights Holders”) entered into an amended and restated registration rights agreement substantially in the form attached to the Business Combination Agreement as Exhibit A (the “A&R Registration Rights Agreement”). Pursuant to the A&R Registration Rights Agreement, Volta agreed that, within 30 calendar days after the consummation of the Business Combination, Volta will file with the Commission (at Volta’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Registration Rights Holders (the “Resale Registration Statement”), and the Company will use its commercially reasonable best efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, certain of the Registration Rights Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders are entitled to customary piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by the Company if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

The foregoing description of the A&R Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the A&R Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.11 and is incorporated herein by reference.

Amended and Restated Warrant Agreement

On the Closing Date, in connection with the consummation of the Business Combination, the Company entered into an Amended and Restated Warrant Agreement (the “Amended and Restated Warrant Agreement”) with Computershare Trust Company, N.A. and Computershare Inc. (together, “Computershare”), pursuant to which the Company substituted Computershare as the warrant agent (the “Warrant Agent”) thereunder. In addition, certain provisions were added or amended that the parties deemed necessary or desirable and that did not adversely affect the rights of the registered holders under the agreement. For the convenience of the reader, the description of certain of Volta’s redeemable warrants (the “Public Warrants”) and the 5,933,333 warrants to purchase Class A ordinary shares of the Company that were issued in a private placement concurrently with the Company’s initial public offering (the “Private Warrants” and, together with the Public Warrants, the “Warrants”) has been updated to reflect the provisions of the Amended and Restated Warrant Agreement.

Volta Public Warrants

Each Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on September 15, 2021, provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Warrants on a cashless basis under the circumstances specified in the Amended and Restated Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Amended and Restated Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Class A Common Stock. This means only a whole Warrant may be exercised at a given time by a Warrant holder. The Warrants will expire August 26, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant will be exercisable and the Company will not be obligated to issue a share of Class A Common Stock upon exercise of a Warrant unless the share of Class A Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any Warrant.

The Company has agreed that it will use its commercially reasonable efforts to maintain the effectiveness of the registration statement on Form S-4, File No. 333-256173 (and any replacement registration statement filed in respect thereof), and a current prospectus relating to those shares of Class A Common Stock until the Warrants expire or are redeemed, as specified in the Amended and Restated Warrant Agreement. During any period when the Company will have failed to maintain an effective registration statement covering the issuance of the Class A Common Stock issuable up exercise of the Warrants, holders of the Warrants will have the right to exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent.

Redemption of Warrants for Cash

Once the Warrants become exercisable and prior to their expiration, the Company may redeem the outstanding Warrants at any time (except as described herein with respect to the Private Warrants):

a.	in whole and not in part;

b.	at $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption; and

c.	the closing price of the Class A Common Stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders is less than $18.00 per share (as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like).

Redemption of Warrants for Class A Common Stock

The Company may also redeem the outstanding Warrants at a time commencing ninety days after the Warrants become exercisable and prior to their expiration:

a.	in whole and not in part;

b.	at a price equal to a number of Class A Common Stock determined by reference to the table below, upon a minimum of 30 days’ prior written notice of redemption; and

c.	the closing price of the Class A Common Stock has been at least $10.00 per share on the trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders (as adjusted for share subdivisions, share dividends, reorganizations, reclassifications, recapitalizations and the like).

The numbers in the table below represent the number of shares of Class A Common Stock that a Warrant holder will receive in connection with a redemption by the Company pursuant to this redemption feature, based on the “fair market value” of the Class A Common Stock on the corresponding redemption date, determined based on volume weighted average price of the shares of Class A Common Stock as reported during the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of Class A Common Stock issuable upon exercise of a Warrant is adjusted as set forth below in the first three paragraphs discussing anti-dilution adjustments. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant.

Redemption Date	Fair Market Value of Class A Common Shares
(period to expiration of warrants)	<$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	>$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 day year. For example, if the volume weighted average price of the shares of Class A Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Class A Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the shares of Class A Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Class A Common Stock for each whole Warrant. Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by the Company pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.

This redemption feature differs from the typical Warrant redemption features used in some other blank check offerings, which only provide for a redemption of Warrants for cash (other than the Private Warrants) when the trading price for the shares of Class A Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the shares of Class A Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of the shares of Class A Common Stock is below the exercise price of the Warrants. The Company has established this redemption feature to provide the Company with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares of Class A Common Stock for their Warrants based on an option pricing model with a fixed volatility input. This redemption right provides the Company with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to the Company’s capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. The Company will be required to pay the applicable redemption price to Warrant holders if the Company chooses to exercise this redemption right and it will allow the Company to quickly proceed with a redemption of the Warrants if the Company determines it is in its best interest to do so. As such, the Company would redeem the Warrants in this manner when it believes it is in its best interest to update its capital structure to remove the Warrants and pay the redemption price to the Warrant holders.

As stated above, the Company can redeem the Warrants when the shares of Class A Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to the Company’s capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If the Company chooses to redeem the Warrants when the shares of Class A Common Stock are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Class A Common Stock if and when such shares were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the Amended and Restated Warrant Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the shares of Class A Common Stock, Volta (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

Redemption procedures

A holder of a Warrant may notify the Company in writing in the event such holder elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of Class A Common Stock is increased by a share dividend payable in shares of Class A Common Stock, or by a sub-division of common stock or other similar event, then, on the effective date of such share dividend, sub-division or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) and (ii) one minus the quotient of (x) the price per share of Class A Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Class A Common Stock, in determining the price payable for shares of Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of shares of Class A Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of shares of Class A Common Stock on account of such shares (or other securities into which the Warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares of Class A Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Class A Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, or (c) to satisfy the redemption rights of the holders of shares of Class A Common Stock in connection with the Business Combination, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.

If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split or reclassification of share of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of Class A Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.

Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the Company’s outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Class A Common Stock in such a transaction is payable in the form of shares of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Amended and Restated Warrant Agreement based on the Black-Scholes value (as defined in the Amended and Restated Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants have been issued in registered form under the Amended and Restated Warrant Agreement. The Amended and Restated Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of curing any ambiguity or curing, correcting or supplementing any defective provision, including to conform to the provisions of the Amended and Restated Warrant Agreement and to the description of the terms of the Warrants set forth in the registration statement on Form S-4, File No. 333-256173, or adding or changing any provisions with respect to matters or questions arising under the Amended and Restated Warrant Agreement as the parties to the Amended and Restated Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants, provided that the approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders.

The Warrant holders do not have the rights or privileges of holders of shares of Class A Common Stock and any voting rights until they exercise their Warrants and receive shares of Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the Warrant holder.

The Company has agreed that, subject to applicable law, any action, proceeding or claim against the Company arising out of or relating in any way to the Amended and Restated Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and the Company irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision does not apply to claims under the Securities Act or Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Volta Private Placement Warrants

Except as described below, the Private Warrants have terms and provisions that are identical to those of the Public Warrants. So long as they are held by TortoiseEcofin Borrower LLC (“TortoiseEcofin Borrower”) or the Company’s officers and directors and other persons or entities affiliated with TortoiseEcofin Borrower (the “Permitted Transferees”), the Private Warrants (including the shares of Class A Common Stock issuable upon exercise of the Private Warrants) may be exercised for cash or on a cashless basis, will not be transferable, assignable or salable until September 25, 2021, except pursuant to limited exceptions to the Permitted Transferees and they will not be redeemable by the Company for cash (except as otherwise set forth herein). If the Private Warrants are held by holders other than TortoiseEcofin Borrower or the Permitted Transferees, the Private Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

Except as described above regarding redemption procedures and cashless exercise in respect of the Public Warrants, if holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Class A Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the Warrants, multiplied by the excess of the “historical fair market value” (defined below) over the exercise price of the Warrants by (y) the historical fair market value and (B) 0.361. The “historical fair market value” will mean the average reported closing price of the shares of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the Warrant Agent.

The foregoing description of the Amended and Restated Warrant Agreement does not purport to be complete and is qualified in its entirety by the full text of the Amended and Restated Warrant Agreement, a copy of which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.

Lock-Up Arrangements

On February 7, 2021, the founders of Legacy Volta entered into a lock-up agreement (the “Lock-Up Agreement”) pursuant to which they agreed, subject to certain customary exceptions, not to effect any (a) direct or indirect sale, assignment, pledge, hypothecation, disposition, loan or other transfer, or entry into any agreement with respect to any sale, assignment, pledge, hypothecation, disposition, loan or other transfer, with respect to any shares of Class A Common Stock or Class B Common Stock held by them immediately after the Closing, including any shares of Class A Common Stock or Class B Common Stock issuable upon the exercise of all outstanding options to purchase shares of Volta Class A Common Stock or Volta Class B Common Stock under the Legacy Volta Option Plan (as defined below) (“Options”) or warrants to purchase Volta Common Stock outstanding immediately prior to the Closing (“Warrants”) to purchase shares of Class A Common Stock or Class B Common Stock held by them immediately following the Closing or (b) publicly announce any intention to effect any transaction specified in clause (a), in each case, until the date that is the earlier of (i) one year after the Closing Date and (ii) the earlier to occur of, subsequent to the Closing Date, (x) the first date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as equitably adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing and (y) the date on which there is consummated a subsequent liquidation, merger, share exchange or other similar transaction which results in all of Volta’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

Further, the bylaws of the Company (the “Bylaws”) adopted in connection with the Business Combination include transfer restrictions on the Company’s securities issued to the Company’s stockholders in connection with the First Merger, including the Company’s securities issuable upon the settlement or exercise of any outstanding unvested restricted shares of Common Stock issued pursuant to the Option Plan, including any shares of Volta Common Stock issued pursuant to early-exercised Options to purchase shares of Common Stock (“Restricted Stock”) or Options that were automatically converted from equity awards of the Company outstanding immediately prior to the Closing, for a period of six months after the Closing.

The foregoing description of the Lock-Up Agreement and the Bylaws does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Lock-Up Agreement, a copy of which is attached hereto as Exhibit 10.3 and the full text of the Bylaws, a copy of which is attached hereto as Exhibit 3.2, each of which documents is incorporated herein by reference.

Indemnification Agreements

The Company’s amended and restated Certificate of Incorporation (the “Certificate of Incorporation”), which became effective upon the completion of the Business Combination, contains provisions limiting the liability of directors, and the Bylaws (together with the Certificate of Incorporation, the “Organizational Documents”), which became effective upon the completion of the Business Combination, provide that the Company will indemnify each of its directors to the fullest extent permitted under Delaware law. The Organizational Documents also provide Volta’s Board of Directors (the “Board”) with discretion to indemnify officers and employees when determined appropriate by the Board.

Volta has entered into new indemnification agreements with all of its directors and executive officers and certain other key employees. The indemnification agreements provide that Volta will indemnify each of its directors, executive officers and other key employees against any and all expenses incurred by such director, executive officer or other key employee because of his or her status as one of Volta’s directors, executive officers or other key employees, to the fullest extent permitted by Delaware law and the Organizational Documents. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, Volta will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer or key employee. For more information regarding these indemnification agreements, see the section entitled “Description of Securities” in the Proxy Statement/Prospectus.

The foregoing description of the indemnification agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of indemnification agreement, a copy of which is attached hereto as Exhibit 10.1, the full text of the Certificate of Incorporation, a copy of which is attached hereto as Exhibit 3.1 and the full text of the Bylaws, a copy of which is attached hereto as Exhibit 3.2, each of which documents is incorporated herein by reference.

Item 2.01 Completion of Acquisition or Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 2.01. The material terms and conditions of the Business Combination Agreement are described in the Proxy Statement/Prospectus in the section titled “Proposal No. 1—The Business Combination Proposal,” which is incorporated herein by reference.

The Business Combination Agreement and the Business Combination was approved by the Company’s shareholders at an extraordinary general meeting of the Company’s shareholders held on August 25, 2021 (the “Special Meeting”). On August 26, 2021, the parties to the Business Combination Agreement consummated the Business Combination.

At the Special Meeting, holders of 24,222,287 shares of the Class A Common Stock sold in its initial public offering (“public shares”) exercised their right to redeem those shares for cash at a price of approximately $10.00 per share, for an aggregate of approximately $242,236,609 million. The per share redemption price of $10.00 for public shareholders electing redemption was paid out of the Company’s trust account, which after taking into account the redemption, had a balance immediately prior to the Closing of approximately $57,763,391 million.

Immediately after giving effect to the Business Combination (including as a result of the redemptions described above, the conversion of all 7,187,500 outstanding Founder Shares into shares of Class A Common Stock on a one-for-one basis and the issuance of an additional 30,000,000 shares of Class A Common Stock in the PIPE Financing as described in Item 3.02 below), there were 161,714,389 shares of Common Stock, including 151,827,204 shares of Class A Common Stock and 9,887,185 shares of Class B Common Stock, issued and outstanding and warrants to purchase 24,833,867 shares of Class A Common Stock of the Company issued and outstanding. Upon the Closing, the Class A Common Stock and Public Warrants began trading on the New York Stock Exchange (“NYSE”) under the symbols “VLTA” and “VLTA WS,” respectively, and the Company’s public units automatically separated into their component securities and, as a result, no longer trade as a separate security and were delisted from the NYSE.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the predecessor registrant was a shell company, as the Company was immediately before the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company is providing the information below that would be included in a Form 10 if we were to file a Form 10. Please note that the information provided below relates to the Company after the Company’s acquisition of Legacy Volta in connection with the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Forward-Looking Statements

This Current Report on Form 8-K, or some of the information incorporated herein by reference, contains statements that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding the benefits of the Business Combination, future financial performance, business strategies, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on the Company’s management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this Current Report on Form 8-K, words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “continue,” “project” or the negative of such terms or other similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this Current Report on Form 8-K and in any document incorporated by reference in this Current Report on Form 8-K may include, for example, statements about:

●	the Company’s ability to obtain or maintain the listing of Class A Common Stock on the NYSE following the Business Combination;

●	the Company’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Volta to grow and manage growth profitably following the Business Combination;

●	the Company’s success in retaining or recruiting, or changes in, its officers, key employees or directors following the Business Combination;

●	changes in applicable laws or regulations;

●	the possibility that COVID-19 may adversely affect the results of operations, financial position and cash flows of Volta;

●	the risk that Volta may fail to effectively build scalable and robust processes to manage the growth of its business and to expand its geographic footprint;

●	intense competition faced by Volta in the electric vehicle (“EV”) charging market and in its content activities;

●	the possibility that Volta is not able to build on and develop strong relationships with real estate and retail partners to build out its charging network and content partners to expand its content sales activities;

●	market conditions, including seasonality, that may impact the demand for EVs and EV charging stations or content on Volta’s digital displays;

●	any potential loss of, or defects in products or components supplied by, Volta’s suppliers and manufacturers, some of which are single source suppliers and may also be early stage companies;

●	risks, cost overruns and delays associated with construction and installation of Volta’s charging stations;

●	risks associated with any future expansion by Volta into additional international markets;

●	new or changing government regulation, for example a reduction in incentives from governments or utilities, may adversely impact Volta’s current business activities or reduce demand for EVs;

●	cost increases, delays or new or increased taxation or other restrictions on the availability or cost of electricity;

●	rapid technological change in the EV industry may require Volta to continue to develop new products and product innovations, which it may not be able to do successfully or without significant cost;

●	any undetected defects, errors or bugs in Volta’s charging stations or mobile application platform;

●	the risk that Volta’s shift to including a pay-for-use charging business model and the requirement of mobile check-ins adversely impacts Volta’s ability to retain driver interest, content partners and site hosts;

●	the EV market may not continue to grow as expected;

●	the impact of competing technologies that could reduce the demand for EVs;

●	data security breaches or other network outages;

●	the possibility that Volta may be adversely affected by other economic, business or competitive factors; and

●	other factors detailed under the section titled “Risk Factors” of the Proxy Statement/Prospectus and incorporated herein by reference.

The forward-looking statements contained in this Current Report on Form 8-K and in any document incorporated by reference are based on current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting the Company will be those that the Company has anticipated. These forward-looking statements involve a number of risks, uncertainties, some of which are beyond the Company’s control, or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the Proxy Statement/Prospectus in the section titled “Risk Factors,” which is incorporated herein by reference. Should one or more of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Accordingly, forward-looking statements in this Current Report on Form 8-K and in any document incorporated herein by reference should not be relied upon as representing the Company’s views as of any subsequent date, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Business

The business of the Company is described in the Proxy Statement/Prospectus in the section entitled “Information About Volta” beginning on page 248 of the Proxy Statement/Prospectus, and that information is incorporated herein by reference.

Properties

Volta’s primary office is located at 155 De Haro St, San Francisco, California 94103, where Volta occupies facilities totaling approximately 8,480 rentable square feet under a lease that, as currently amended, expires in August 2025. Volta uses these facilities for office space and warehouse purposes. Volta believes its existing facilities are adequate for its current requirements.

The foregoing description of the lease agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the form of agreement, a copy of which is attached hereto as Exhibit 10.6 and is incorporated herein by reference.

Risk Factors

The risks associated with the Company’s business and operations and the Business Combination are described in the Proxy Statement/Prospectus in the section titled “Risk Factors” beginning on page 41 of the Proxy Statement/Prospectus, and are incorporated herein by reference.

Financial Information

Unaudited Consolidated Financial Statements

The unaudited consolidated financial statements as of and for the six months ended June 30, 2021 of Legacy Volta set forth in Exhibit 99.1 hereto have been prepared in accordance with U.S. generally accepted accounting principles and pursuant to the regulations of the Commission. The unaudited financial information reflects, in the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of Legacy Volta’s financial position, results of operations and cash flows for the periods indicated. The results reported for the interim period presented are not necessarily indicative of results that may be expected for the full year.

These unaudited consolidated financial statements should be read in conjunction with the historical audited consolidated financial statements of Legacy Volta as of and for the years ended December 31, 2019 and 2020, and the related notes included in the Proxy Statement/Prospectus, the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volta,” beginning on page 225 of the Proxy Statement/Prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volta” included herein and incorporated by reference.

Unaudited Pro Forma Condensed Consolidated Combined Financial Information

The unaudited pro forma condensed combined financial information of the Company as of and for the six months ended June 30, 2021 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s discussion and analysis of the financial condition and results of operation of Legacy Volta prior to the Business Combination is included in the Proxy Statement/Prospectus in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volta” beginning on page 225 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Management’s discussion and analysis of the financial condition and results of operation of the Company as of and for the six months ended June 30, 2021 is set forth below.

The following discussion and analysis provides information which Volta’s management believes is relevant to an assessment and understanding of its consolidated results of operations and financial condition. You should read the following discussion and analysis of Volta’s financial condition and results of operations together with the section entitled “Summary of the Proxy Statement/Prospectus - Selected Historical Financial Data of Volta” and Volta’s unaudited consolidated financial statements and the related notes thereto for the six months ended June 30, 2021 and June 30, 2020 and audited consolidated financial statements and the related notes thereto for the years ended December 31, 2020 and December 31, 2019 included elsewhere in this Current Report on Form 8-K or in the Proxy Statement/Prospectus incorporated herein by reference. This discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2020 and the six month period ended June 30, 2021 and the accompanying notes thereto included elsewhere in this Current Report on Form 8-K. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Certain of the information contained in this discussion and analysis or set forth elsewhere in this Current Report on Form 8-K, including information with respect to plans and strategy for Volta’s business, includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section entitled “Risk Factors,” Volta’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Factors that could cause or contribute to such differences include, but are not limited to, capital expenditures, economic and competitive conditions, regulatory changes and other uncertainties, as well as those factors discussed below and elsewhere in this Current Report on Form 8-K and the Proxy Statement/Prospectus incorporated herein by reference. We assume no obligation to update any of these forward-looking statements. Please also see the section entitled “Forward-Looking Statements.”

Percentage amounts included in this Current Report on Form 8-K have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this Current Report on Form 8-K may vary from those obtained by performing the same calculations using the figures in the audited and unaudited consolidated financial statements included elsewhere in this Current Report on Form 8-K. Certain other amounts that appear in this Current Report on Form 8-K may not sum due to rounding.

Introduction

This Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volta (“Volta MD&A”) is a supplement to Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month period ended June 30, 2021 included elsewhere in this Current Report on Form 8-K or in the Proxy Statement/Prospectus incorporated herein by reference and provides additional information on its business, recent developments, financial condition, liquidity and capital resources, cash flows and results of operations. The Volta MD&A is organized as follows:

●	Business Overview: This section provides a general description of Volta’s business, a discussion of Volta management’s general outlook regarding market demand, Volta’s competitive position and product innovation, as well as recent developments Volta management believes are important in understanding Volta’s results of operations and financial condition or in understanding anticipated future trends.

●	Basis of Presentation: This section provides a discussion of the basis on which Volta’s audited consolidated financial statements were prepared.

●	Results of Operations: This section provides an analysis of Volta’s results of operations for the three-month periods and six-month periods ended June 30, 2021 and June 30, 2020, and the years ended December 31, 2020 and December 31, 2019.

●	Liquidity and Capital Resources: This section provides a discussion of Volta’s financial condition and an analysis of its cash flows for the six-month periods ended June 30, 2021 and June 30, 2020, and the years ended December 31, 2020 and December 31, 2019. This section also provides a discussion of Volta’s contractual obligations, and other purchase commitments that existed at June 30, 2021, as well as a discussion of its ability to fund its future commitments and ongoing operating activities through internal and external sources of capital.

●	Critical Accounting Policies and Estimates: This section identifies and summarizes those accounting policies that significantly impact Volta’s reported results of operations and financial condition, and require significant judgment or estimates on the part of Volta management in their application.

Business Overview

Volta’s mission is to build the fueling infrastructure of the future. Volta’s vision is to create an EV charging network that capitalizes on and catalyzes the shift from combustion-powered miles to electric miles by placing stations in public locations that match the behavior and commerce of visitors to its host sites. By leveraging a data-driven understanding of driver behavior to deliver EV charging solutions that fit seamlessly into drivers’ daily routines, Volta’s goal is to benefit the entire ecosystem of drivers, brands and its commercial partners. As part of Volta’s unique EV charging offering, its charging stations allow it to enhance its site hosts’ and strategic partners’ core commercial interests, creating a new means for them to benefit from the transformative shift to electric mobility.

Volta’s business entails partnering with real estate and retail partners with national and regional multi-site portfolios of commercial and retail properties, as well as municipalities and local business owners, to locate and deploy its EV charging stations in premier locations. The site hosts Volta partners which span a wide array of industries and locations, including retail centers, grocery stores, pharmacies, movie theaters, parking lots, healthcare/medical facilities, municipalities, sport and entertainment venues, parks and recreation areas, restaurants, schools and universities, certain transit and fueling locations and office buildings and other locations. Volta generally signs long-term contracts to locate its charging stations at site host properties and grows its footprint over time as its station utilization justifies further capital investment in its EV charging infrastructure. Volta also sells charging stations to certain business partners, while continuing to perform related installation, operation and maintenance services. For both Volta-owned and partner-owned charging stations, Volta sells media display time on the charging stations’ digital displays to its media and advertising partners. In addition, while Volta currently provides sponsored charging services to drivers that use its charging stations, Volta intends to introduce a pay-for-use charging model in the future. As of June 30, 2021, Volta had installed over 1,900 chargers across 26 territories and states that have generated over 200,000 charging sessions per month, forming one of the most utilized charging networks in the United States.

Volta’s unique business model aims to maximize deployment of capital to deliver compelling value per unit and dollars per mile of capital invested. Volta’s current business model is capable of generating revenue from multiple sources, including: Behavior and Commerce, Network Development, Charging Network Operations and Network Intelligence.

●	Behavior and Commerce revenue is derived from the sale of advertising to Volta partners that purchase media display time on its content-driven charging stations to conduct their media and advertising campaigns to generate commerce or influence targeted driver behavior.

●	Network Development revenue is generated by providing installation, operating and maintenance services, and the sale of Volta’s charging products to select site hosts. Network Development revenue is also generated from contracts with utility companies for the sale of installed electrical infrastructure. Volta’s Network Development customers consist of select site hosts that purchase Volta charging stations and receive associated installation and maintenance services and utility companies with whom Volta contracts to perform electrical infrastructure development activities. Currently, there is immaterial overlap between Volta’s Behavior and Commerce and Network Development customers.

●	Charging Network Operations revenue is generated by tracking the delivery of electricity through the use of Volta’s charging stations, generating LCFS credits which Volta sells to third parties under the regulatory framework currently in effect. To the extent Volta implements pay-for-use charging features in the future, Volta anticipates that its “Charging Network Operations” revenue will also include fees received for its paid charging services and that its Charging Network Operations customers will include drivers that utilize Volta’s paid charging services.

●	Network Intelligence revenue consists of license or service fees from the sale of Volta’s proprietary software tools related to its EV charging network analysis. Volta offers access to the PredictEVTM tool, a machine-learning built software tool that Volta uses for network planning, to utility companies, channel partners and other third parties as a SaaS offering to help them assess the impact that EV adoption and the shift to electric mobility will have on electricity demand in their service areas.

Executive Overview

Volta seeks to capitalize on the transformational EV market megatrends, while simultaneously leveraging a differentiated business model that provides a competitive advantage. Combining an understanding of the electric charging revolution to develop and deploy its charging stations, a sustained awareness of behavioral trends to better provide value for its media and advertising partners and advanced proprietary data software to facilitate its charging network planning and expansion efforts, Volta benefits from the multiple revenue streams described above to diversify and enhance its financial performance.

Volta intends to continue to leverage its competitive strengths to scale its network of EV charging offerings and drive stakeholder value through the acceleration of new and enhanced product offerings, investing in sales and marketing efforts, targeting expansion in existing and new markets, including strategic acquisition opportunities, and by developing loyalty programs, similar to rewards programs, that complement our site hosts’ and retail partners’ programs and promote sustainability and detailed utilization metrics. Additionally, Volta expects to capitalize on its PredictEVTM network planning tool to drive revenue growth in network intelligence.

In addition to offering our proprietary network planning tool, PredictEVTM, to various partners, Volta expects to maximize the use of PredictEVTM as a data-driven approach to expand its EV charging network, as well as to continue building loyalty programs for its site hosts and partners. The development and operation of a comprehensive, highly reliable charging network enables Volta to focus on the commerce-driven elements of the shift to electric mobility.

Total revenue for the three month period ended June 30, 2021 was $6.9 million, whereas total revenue for the three month period ended June 30, 2020 was $2.4 million, representing an increase of 192%. Volta generated total revenues of $11.7 million for the six month period ended June 30, 2021, representing an increase of 86%, as compared with the $6.3 million generated for the six month period ended June 30, 2020. Volta generated total revenues of $19.5 million for the year ended December 31, 2020, representing an increase of 27%, as compared with the $15.3 million generated for the year ended December 31, 2019.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $(16.4) million for the three month period ended June 30, 2021, whereas EBITDA for the three month period ended June 30, 2020 was $(8.5) million. EBITDA was $(77.8) million for the six month period ended June 30, 2021, whereas EBITDA for the six month period ended June 30, 2020 was $(19.1) million. EBITDA was $(47.5) million for the year ended December 31, 2020, whereas EBITDA was $(32.0) million for the year ended December 31, 2019. The changes in EBITDA were primarily driven by Network Development expansion and its related costs.

Information regarding use of EBITDA, a non-GAAP measure, and a reconciliation of EBITDA to net income, the most comparable GAAP measure, is included below in the subsection entitled “Non-GAAP Financial Measures.”

Volta’s financial results for the three-months ended and six-months ended June 30, 2021 and June 30, 2020 and for the years ended December 31, 2020 and December 31, 2019 take into account and give effect to Volta’s voluntary early adoption of ASC 842. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volta” and the audited financial statements of Volta for the years ended December 31, 2020 and December 31, 2019 included elsewhere in this Current Report on Form 8-K or in the Proxy Statement incorporated herein by reference for additional information.

Acquisitions

Effective April 21, 2021, Volta purchased all the intellectual property of 2Predict, Inc. (“2Predict”) from a related party Praveen Mandal, Chief Technology Officer of Volta. The total purchase consideration was $1.4 million. As a result of the acquisition, Volta will further expand their technology through 2Predict’s team of experts in advanced machine learning solutions.

Please refer to Note 4, “Acquisitions,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this Current Report on Form 8-K or in the Proxy Statement/Prospectus incorporated herein by reference for additional information.

Key Performance Measures

Volta management reviews certain key performance measures, discussed below, to evaluate its business and results of operations, measure performance, identify trends, formulate plans and make strategic decisions. Volta management believes that the presentation of such metric is useful to Volta’s investors and counterparties because they are used to measure and benchmark the performance of companies, such as Volta and its peers.

Total Stations Installed, including Site Partners

Volta management defines “Total Stations Installed” as the total size of its installed charging network at the end of the period, including Volta-owned and network partner-owned charging stations. Volta’s management uses Total Stations Installed for internal network planning and forecasting purposes, including to evaluate the potential Behavior and Commerce revenue generating capacity of its charging network, which is generated through delivery of content by Volta’s partners across both Volta-owned and its network partner-owned charging stations. In addition, Total Stations Installed provides the basis for Volta’s assessment of its charging network operations as well. Volta believes that this performance measure provides meaningful, supplemental information regarding the Volta charging network that helps illustrate trends in its business and operating performance. Volta believes that this performance measure is helpful to its investors as it is used by management in assessing the growth of the Volta charging network.

However, this information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for the financial and other information presented in this Current Report on Form 8-K and the Proxy Statement/Prospectus incorporated herein by reference. In addition, other companies, including companies in Volta’s industry, may calculate similarly-titled performance measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of this performance measure as a tool for comparison.

The following table sets forth this key performance measure, together with total revenue, for the six months ended June 30, 2021 and June 30, 2020, and the years ended December 31, 2020 and December 31, 2019:

	Six Months Ended June 30,		Years Ended Decembers 31,
	2021	2020	2020	2019
Total revenue	$11,682,553	$6,280,472	$19,450,425	$15,265,609
Total stations installed, including site partners	1,919	1,251	1,593	1,131

For more information on the increase of total revenue, refer to the subsection entitled “Results of Operations” below.

Key Factors Affecting Operational Results

Volta’s future operating results and cash flows are dependent upon a number of opportunities, challenges and other factors, including macroeconomic conditions, human resources, customer retention, adoption of EVs and related technology, regulatory environment, competition, and installation and construction costs.

Macroeconomic Conditions

Volta derives a significant portion of its revenues from providing paid content on its EV charging stations. Current or prospective buyers’ spending priorities could be altered by a decline in the economy in general, the economic prospects of such buyers’, and/or the economy of any individual geographic market or industry. Any such changes, particularly a market in which Volta conducts a substantial portion of its business or an industry from which it derives a significant portion of its content, could adversely affect Volta’s revenues. Additionally, disruptions to buyers’ product plans or launches could affect revenue.

Volta is dependent upon the availability of electricity at its current and future charging sites. Increases in electricity costs, the need to upgrade or bring in additional power infrastructure at locations, delays, new or increased taxation, power shortages and/or other restrictions on the availability or cost of electricity could adversely affect Volta’s business, financial condition and results of operations.

Human Resources

Volta’s ability to achieve revenue growth, profitability and expand its charging network and strategic content partnerships to achieve broader market acceptance will depend on its ability to effectively expand its sales, content, marketing, technology and operational teams and capabilities. Volta’s success depends, in part, on its continuing ability to identify, hire, attract, train, develop and retain highly qualified personnel. To achieve growth, Volta needs to continue to expand its team and geographic footprint aggressively.

Customer Retention

Volta intends to introduce a pay-for-use model for charging, in excess of an initial period of free charging, as well as idle fees for EVs that remain connected to a charging station for more than a specified period of time after charging is complete. As Volta switches from a free EV charging to a pay-for-use model, it risks losing drivers who have become accustomed to its free charging and do not wish to use paid charging services.

Adoption of EVs and Related Technology

Volta’s future growth and success is aligned with the continuing rapid adoption of EVs for passenger and fleet applications and the desire of site partners to provide this amenity on their properties that allows Volta to access the vehicle and foot traffic at these sites. The success of alternative fuels, competing technologies or alternative transportation options could considerably undermine Volta’s prospects to offer this amenity.

The EV charging market is characterized by rapid technological change, which requires Volta to continue to develop new products, innovate, and maintain and expand its intellectual property portfolio. Any delays in such developments could adversely affect market adoption of its products and its financial results. Volta’s ability to grow its business and consumer base depends, in part, upon the effective operation of its mobile applications that Volta deploys on various mobile operating systems, cellular and payment networks and external charging standards that it does not control.

Volta is developing and operating in an emerging technology sector. Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which could harm Volta’s business. Unauthorized disclosure of personal or sensitive data or confidential information, whether through electronic security breaches or otherwise, could severely hurt Volta’s business.

Regulatory Environment

Volta’s business and its ability to execute operational plans could be highly impacted by the regulatory environment in which it operates on the federal, state and local levels. Regulatory factors affecting Volta’s business include: infrastructure financing or support, carbon offset programs, EV-related tax incentives and tax policy, utility and power regulation, payment regulations, data privacy and security, software reporting tools, transportation policy and construction, electrical and sign code permitting.

Restrictions on certain digital outdoor media content products, services or other content are or may be imposed by federal, state and local laws and regulations, as well as contracts with Volta’s host sites. Digital displays were introduced to the market relatively recently, and existing media signage regulations could be revised or new regulations could be enacted to impose greater restrictions on digital content or displays. In addition, Volta may be also impacted if federal, state or local governments enact rules or legislation to tax revenues derived from the sale of digital media. Any such regulatory changes could adversely affect Volta’s financial condition and results of operations.

Competition

Volta currently faces competition from a number of companies, in both the EV charging industry and in the media industry. Volta expects to face significant competition in the future as the markets for EV charging and content evolve. Increased competition in these industries could create a talent war, making it more challenging to attract and retain talent.

The EV charging business may become more competitive and Volta may face increased pressure on network utilization. Competition is expected to continue to increase as the number of EVs sold increases or as new competitors or alliances emerge that have greater market share or access to capital than Volta. If Volta’s content competitors offer media content display rates below the rates it charges, it could lose potential partners and be pressured to reduce its rates. This could have an adverse effect on Volta’s financial position. Volta’s future growth and success is dependent upon the desirability of its charging stations as content space. The success of alternative media content options employed by agencies, brands or other purchasers of content could undermine Volta’s prospects.

Relationships with Real Estate and Retail Partners

In order to build its charging network, Volta will need to continue to establish and maintain relationships with real estate partners, retail partners and site partners with national, multi-state and local portfolios of commercial and retail properties. Site hosts can span a diverse array of industries and locations, and if such hosts believe the benefits offered by Volta’s competitors exceed the benefits of partnering with Volta, Volta may lose access to high quality property owners that it needs to achieve profitability.

Seasonality

Volta’s content business has experienced and is expected to continue to experience fluctuations as it continues to scale its EV charging footprint in various markets. This is primarily due to, among other things, seasonal buying patterns and seasonal influences on media markets. Typically, media spend is highest in the fourth quarter, during the holiday shopping season, and lowest in the first quarter, as buyers adjust their spending following the holiday shopping season and prepare annual budgets.

Installation and Construction Cost Drivers

Volta’s business is subject to risks associated with construction, cost overruns and delays and other contingencies that may arise in the course of completing installations. The timing of obtaining permits from state and local governments to install charging stations is often out of Volta’s control, and could result in delays of operations. In addition, Volta relies on a limited number of suppliers and manufacturers for the manufacture and supply of its charging stations, some of which are also early-stage companies.

Volta’s EV chargers are typically located in publicly accessible outdoor or garage areas and may be subject to damage from a number of sources, including exposure to the elements and weather-related impacts, and wear and tear and inadvertent or accidental damage by drivers, including due to vehicle collisions or charger misuse. Volta’s charging stations may also be subject to intentional damage and abuse, including vandalism or other intentional property damage, any of which would increase wear and tear of the charging equipment and could result in such equipment being irreparably damaged or destroyed.

COVID-19 Impact

In March 2020, the World Health Organization declared COVID-19 a global pandemic. Volta management is closely monitoring the impact of the COVID-19 pandemic on all aspects of Volta’s business. Volta has taken measures in response to the ongoing COVID-19 pandemic, including closing its offices, implementing a work from home policy for its workforce and actively managing its site installations. Volta may take further actions that alter its business operations, as may be required by federal, state or local authorities or that it determines are in the best interests of its employees, contractors and stockholders. See also “Risk Factors — Risks Related to Volta’s Business — Volta faces risks related to health pandemics, which could have a material adverse effect on its business and results of operations. For example, impacts to Volta’s business as a result of the ongoing COVID-19 pandemic included slow-down of permitting and construction activities during shutdowns, shut-down of properties where Volta’s stations are located, drop off in media spend, shut-down of offices and a transition to remote work forces, impacting revenue potential and usage.”

After shelter-in-place orders were issued in March 2020, construction activities halted until June 1, 2020, resulting in a 43% forecasted reduction in capital expenditures from Volta’s original budget for the 2020 fiscal year. Volta’s supply chain was delayed due to high global demand for key components of its stations. The process of obtaining permits slowed down, as over the counter permits were scaled back due to work from home arrangements in jurisdictions where Volta was installing stations.

In addition, during the first and second quarter of the year ended December 31, 2020, Volta’s revenues declined due to COVID-19. Customer demand for paid content space on Volta charging station digital displays declined due to the decrease in foot traffic at Volta’s site hosts as drivers were subject to shelter-in-place orders around the United States. In addition, delays in construction resulting from shelter in place orders reduced the overall network station installation cadence, resulting in fewer screens being available for paid media content than Volta initially projected. As a result, Volta’s Behavior and Commerce revenue decreased by $0.6 million, or 7%, from December 31, 2019 to December 31, 2020, primarily due to postponed and canceled media campaigns as a result of the COVID-19 shelter-in-place and other measures taken in response to the COVID-19 pandemic. Impacts from COVID-19 during the six months ended June 30, 2021 were immaterial to Volta’s Behavior and Commerce activities. Also, while there were continuing delays for permits and installations due to continuing impacts from COVID-19 in the construction industry generally, given the nature of Volta’s partnerships and contractual obligations, Volta does not believe there will be a material impact to its business and operations as a result of these delays going forward.

In response to the COVID-19 pandemic, Volta’s management implemented several plans to mitigate the impact of COVID-19 on Volta’s financial performance, including operating cost containment measures, payroll reductions, reduced capital expenditures, re-prioritization construction at sites that were open and provided essential services, and raising capital through debt and equity transactions. For example, Volta implemented a plan to reduce personnel costs through a temporary hiring freeze and reduction in non-essential contractors. Volta further reduced program spend, representing a combined 38% reduction against its original budget for the 2020 fiscal year. On April 27, 2020, Volta received the PPP Loan in the amount of $3.2 million with fixed interest of 1% per annum as part of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) related relief. In the second half of 2020, construction projects and the permitting process for new sites resumed.

The COVID-19 pandemic, the measures taken by the federal, state or local authorities and businesses affected and the resulting economic impact may materially and adversely affect Volta’s business, results of operations, cash flows and financial positions as well as its drivers that use its charging stations. Despite such recent events, Volta management does not anticipate the COVID-19 pandemic will significantly impact future operations, as demonstrated by the launch of several new automotive media campaigns in February 2021. Volta believes that its content network remains attractive to buyers, given over 70% of its charging stations are installed in close proximity to essential businesses such as grocery stores and pharmacies. In addition, despite the adverse impacts, there are no indications that the COVID-19 pandemic has resulted in a material decline in the carrying value of any of Volta’s assets, or a material change in the estimate of any contingent amounts recorded in the consolidated balance sheet as of June 30, 2021. See Note 3, “Liquidity,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this Current Report on Form 8-K and the Proxy Statement/Prospectus incorporated herein by reference for more information on going concern. However, the estimates of the impact of the COVID-19 pandemic on Volta’s business may change based on new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact, including any variants that may arise, and the economic impact on local, regional, national and international markets. Volta’s management continues to monitor the impact of the global situation on its financial condition, liquidity, operations, suppliers, industry and workforce. See also the subsection entitled “Key Factors Affecting Operational Results” for further discussion of the possible impact of COVID-19 on Volta’s business.

Basis of Presentation

Substantially all of Volta’s long-lived assets are maintained in, and its losses are attributable to, the United States. The consolidated financial statements include the accounts of Volta and its wholly owned subsidiaries. The financial statements are prepared on a going concern basis and Volta expects to have enough funding through the business combination. See Note 2, “Summary of significant accounting policies,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this Current Report on Form 8-K or in the Proxy Statement/Prospectus incorporated herein by reference for additional information.

Components of Results of Operations

Revenue

Behavior and Commerce

Behavior and Commerce revenue is principally generated through the delivery of content across the charging network.

Network Development

Network Development revenue is generated from installation, operating and maintenance services of the charging stations to select site partners. Network Development also includes revenue related to the sale of Volta’s charging products and revenue from contracts with utility companies for the sale of installed electrical infrastructure.

Charging Network Operations

Charging Network Operations revenue is generated by utilization of Volta’s charging stations and through the sale of LCFS credits.

Network Intelligence

Network Intelligence revenue consists of license or service fee revenue from proprietary software tools derived from the charging network. Volta offers access to the PredictEVTM tool to utility companies, channel partners and other third parties through a SaaS business model.

Cost of Services

Cost of services consist primarily of contracted labor for sales of installation and maintenance services and costs related to station rent, electricity, insurance, communication, and business property taxes related to Volta’s site leases. Volta expects cost of services to increase in future periods primarily due to increased costs associated with operating a national charging network due to increasing rent and electricity costs as site hosts seek to monetize customer parking spaces.

Cost of Products

Cost of products consist primarily of hardware related costs of Level 2 and DCFC stations which includes the station chassis, high-resolution, outdoor screen displays, the EV chargers, routers, and computers. While the interim cost of products has increased for the current generation of Volta’s award-winning charging stations, which include intuitive lighting features and a new chassis design, Volta seeks to drive cost down of the next generation of stations through scaling purchasing with its manufacturing partners.

Selling, General, and Administrative Expenses

Selling, general and administrative expenses primarily consist of personnel-related expenses, share based compensation, professional fees for legal, accounting, other consulting services, software and licenses and information technology development services costs. Volta expects to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and NYSE listing standards, additional insurance expenses (including directors’ and officers’ insurance), investor relations activities and other administrative and professional services. Volta also expects to increase the size of its selling, general and administrative function to support the growth of its business.

Depreciation and Amortization

Depreciation and amortization primarily relate to the depreciation of Volta-owned charging stations and its tenant improvements, technology equipment and other tools. Volta anticipates these expenses will continue to increase over time as it continues to build its network.

Other Operating (Income) Expenses

Other operating expenses primarily relate to write offs of expenses related to projects discontinued prior to construction.

Interest Expense

Interest expense primarily consists of interest related to its loan interest, amortization of debt issuance costs and costs related to early termination of debt.

Other Income (Expense), net

Other income (expense), net includes expenses related to an accrual for disputed invoices and various local and state government agencies.

Income Tax Expense

Volta’s income tax provision consists of an estimate of federal and state taxes, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law and valuation allowance.

Results of Operations

Comparison of the three months ended June 30, 2021 and 2020

The results of operations presented below should be reviewed in conjunction with Volta’s unaudited consolidated financial statements for the three months ended June 30, 2021 and the notes thereto included elsewhere in this Current Report on Form 8-K. The following table sets forth Volta’s consolidated results of operations data for the three month periods ended June 30, 2021 and 2020:

	Three Months Ended June 30,		Variance
	2021	2020	$	%
REVENUES
Service revenue	$6,825,167	$1,763,262	$5,061,905	287%
Product revenue	—	373,343	(373,343)	(100)%
Other revenue	117,000	241,530	(124,530)	(52)%
Total revenues	6,942,167	2,378,135	4,564,032	192%

COSTS AND EXPENSES
Costs of services (exclusive of depreciation and amortization shown below)	5,131,897	3,510,332	1,621,565	46%
Costs of products (exclusive of depreciation and amortization shown below)	—	713,449	(713,449)	(100)%
Selling, general and administrative	17,351,379	6,956,233	10,395,146	149%
Depreciation and amortization	2,522,853	1,551,023	971,830	63%
Other operating (income) expenses	776,514	(337,531)	1,114,045	(330)%
Total costs and expenses	25,782,643	12,393,506	13,389,137	108%
Loss from operations	(18,840,476)	(10,015,371)	(8,825,105)	88%
OTHER EXPENSES
Interest expenses, net	1,672,817	1,808,599	(135,782)	(8)%
Other expenses, net	48,606	52,610	(4,004)	(8)%
Total other expenses	1,721,423	1,861,209	(139,786)	(8)%
LOSS BEFORE INCOME TAXES	(20,561,899)	(11,876,580)	(8,685,319)	73%
Income tax expenses	23,830	3,506	20,324	580%
NET LOSS	$(20,585,729)	$(11,880,086)	$(8,705,643)	73%

Revenues

The following table summarizes the changes in revenue from the three months ended June 30, 2020 to June 30, 2021:

	Three Months Ended June 30,		Variance
	2021	2020	$	%
Revenues
Behavior and Commerce	$6,484,155	$834,931	$5,649,224	677%
Network Development	340,370	1,301,674	(961,304)	(74)%
Charging Network Operations	642	241,530	(240,888)	(100)%
Network Intelligence	117,000	—	117,000	—%
Total revenues	$6,942,167	$2,378,135	$4,564,032	192%

Behavior and Commerce revenue increased by $5.6 million, or 677%, from June 30, 2020 to June 30, 2021, primarily due to large sales of media campaigns with several national brands in the three months ended June 30, 2021.

Network Development revenue decreased by $1.0 million, or 74%, from June 30, 2020 to June 30, 2021, primarily due to a decrease in installation service revenue of $0.8 million due to there being no site partner station installations in the three months ended June 30, 2021.

Charging Network Operations revenue decreased by $0.2 million, or 100%, from June 30, 2020 to June 30, 2021, due to no regulatory credit sales occurring in the three months ended June 30, 2021.

Volta earned $0.1 million in Network Intelligence revenue in the three months ended June 30, 2021, which it began generating in November 2020.

Cost of revenues

The following table summarizes cost of revenues by products and services:

	Three Months Ended June 30,		Variance
	2021	2020	$	%
Cost of services	$5,131,897	$3,510,332	$1,621,565	46%
Cost of products	$—	$713,449	$(713,449)	(100)%

Cost of services increased by $1.6 million, or 46%, to $5.1 million for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020, primarily due to an increase of $1.2 million in station rent due to an increase in the aggregate number of active leases, an increase of $0.4 in advertising and media costs due to increased media efforts, and an increase of $0.2 in network costs due to an increased charge for station data plans in the three months ended June 30, 2021, partially offset by a $0.9 decrease in infrastructure costs.

Cost of products decreased by $0.7 million, or 100%, from three months ended June 30, 2020 to June 30, 2021, primarily due to the decrease of 34 stations sold to site partners for the three months ended June 30, 2021.

Operating Expenses

Selling, General and Administrative

Selling, general and administrative expenses increased by $10.4 million, or 149%, for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020. This was primarily driven by an increase in payroll costs for salaried employees $3.1 million, an increase in bonus and commissions expenses of $2.0 million and an increase in legal, professional, finance, tax and accounting services expenses of $3.8 million. This was also driven by an increase in non-cash stock based compensation of $1.0 million, driven by an increase in the common stock valuation. The payroll, bonus and commissions related cost related increase was mainly driven by an increase in Volta’s salaried employee headcount to 200 from 135 for the three months ended June 30, 2021 and 2020, respectively.

Depreciation and Amortization

Depreciation and amortization expenses increased by $1.0 million, or 63%, to $2.5 million for the three months ended June 30, 2021 from $1.6 million for the three months ended June 30, 2020. This was primarily due to an increase in the number of Volta owned stations in service during the three months ended June 30, 2021 as compared to the three months ended June 30, 2020.

Other Operating (Income) Expenses

Other operating (income) expenses increased by $1.1 million for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020, primarily due to greater losses on disposals of assets and disqualified projects during the three month period ended June 30, 2021 compared to the three month period ended June 30, 2020.

Loss from Operations

Loss from operations increased by $8.8 million, or 88%, from June 30, 2020 to June 30, 2021. This was primarily due to an increase in selling, general and administrative expenses of $10.4 million, an increase in other operating (income) expenses of $1.1 million, an increase in costs of services and products of $0.9 million and an increase in depreciation and amortization expenses of $1.0 million, partially offset by an increase in revenue of $4.6 million.

Interest Expense

Interest expense was relatively consistent, decreasing by $0.1 million, or 8% from the three months ended June 30, 2020 to the three months ended June 30, 2021.

Other Expense, net

Other expense, net was relatively consistent, decreasing by less than $0.1 million, or 8% from the three months ended June 30, 2020 to the three months ended June 30, 2021.

Income Tax Expense

Income tax expense was less than $0.1 million for each of the three months ended June 30, 2020 and June 30, 2021, primarily attributable to state taxes.

Net Loss

Net loss increased by $8.7 million, or 73%, from June 30, 2020 to June 30, 2021, primarily due to an increase of $13.4 million in total costs and expenses, partially offset by an increase in revenue of $4.6 million.

Comparison of the six months ended June 30, 2021 and 2020

The results of operations presented below should be reviewed in conjunction with Volta’s unaudited consolidated financial statements for the six months ended June 30, 2021 and the notes thereto included elsewhere in this Current Report on Form 8-K. The following table sets forth Volta’s consolidated results of operations data for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,		Variance
	2021	2020	$	%
REVENUES
Service revenue	$11,056,516	$4,864,128	$6,192,388	127%
Product revenue	299,037	710,625	(411,588)	(58)%
Other revenue	327,000	705,719	(378,719)	(54)%
Total revenues	11,682,553	6,280,472	5,402,081	86%

COSTS AND EXPENSES
Costs of services (exclusive of depreciation and amortization shown below)	9,740,451	6,997,308	2,743,143	39%
Costs of products (exclusive of depreciation and amortization shown below)	456,946	1,212,319	(755,373)	(62)%
Selling, general and administrative	78,208,695	17,536,817	60,671,878	346%
Depreciation and amortization	4,696,068	2,994,042	1,702,026	57%
Other operating (income) expenses	923,542	(307,689)	1,231,231	(400)%
Total costs and expenses	94,025,702	28,432,797	65,592,905	231%
Loss from operations	(82,343,149)	(22,152,325)	(60,190,824)	272%
OTHER EXPENSES
Interest expenses, net	3,332,601	2,875,720	456,881	16%
Other (income) expenses, net	160,844	(23,768)	184,612	(777)%
Total other expenses	3,493,445	2,851,952	641,493	22%
LOSS BEFORE INCOME TAXES	(85,836,594)	(25,004,277)	(60,832,317)	243%
Income tax expenses	23,830	3,506	20,324	580%
NET LOSS	$(85,860,424)	$(25,007,783)	$(60,852,641)	243%

Revenues

The following table summarizes the changes in revenue from six months ended June 30, 2020 to June 30, 2021:

	Six Months Ended June 30,		Variance
	2021	2020	$	%
Revenues
Behavior and Commerce	$10,013,800	$1,967,615	$8,046,185	409%
Network Development	1,341,111	3,607,138	(2,266,027)	(63)%
Charging Network Operations	642	705,719	(705,077)	(100)%
Network Intelligence	327,000	—	327,000	—%
Total revenues	$11,682,553	$6,280,472	$5,402,081	86%

Behavior and Commerce revenue increased by $8.0 million, or 409%, from six months ended June 30, 2020 to June 30, 2021, primarily due to large sales of media campaigns with several national brands in the six months ended June 30, 2021.

Network Development revenue decreased by $2.3 million, or 63%, from six months ended June 30, 2020 to June 30, 2021, primarily due to a decrease in installation service revenue of $1.4 million caused by a decrease of 51 site partner station installations in the six months ended June 30, 2021 compared to the six months ended June 30, 2020, and a decrease in infrastructure sales of $0.9 million due to no infrastructure sales occurring the six months ended June 30, 2021.

Charging Network Operations revenue decreased by $0.7 million, or 100%, from six months ended June 30, 2020 to June 30, 2021, due to no regulatory credit sales occurring in the six months ended June 30, 2021.

Volta earned $0.3 million in Network Intelligence revenue in the six months ended June 30, 2021, which it began generating in November 2020.

Cost of revenues

The following table summarizes cost of revenues by products and services:

	Six Months Ended June 30,		Variance
	2021	2020	$	%
Cost of services	$9,740,451	$6,997,308	$2,743,143	39%
Cost of products	$456,946	$1,212,319	$(755,373)	(62)%

Cost of services increased by $2.7 million, or 39%, to $9.7 million for the from six months ended June 30, 2021 as compared to the six months ended June 30, 2020, primarily due to an increase of $2.3 million in station rent as a result of an increase in new leases, an increase of $0.6 million in advertising and media costs due to increased media efforts, and an increase of $0.4 million in network costs due to an increased charge for station data plans in the six months ended June 30, 2021. This was partially offset by a $0.9 million decrease in infrastructure costs and a $0.6 million decrease in installation and services costs, due to a decrease in the number of completed stations in the six months ending June 30, 2021.

Cost of products decreased by $0.8 million, or 62%, from six months ended June 30, 2020 to June 30, 2021, primarily due to the decrease of 51 stations sold to site partners for the six months ended June 30, 2021.

Operating Expenses

Selling, General and Administrative

Selling, general and administrative expenses increased by $60.7 million, or 346%, for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020. This was primarily driven by an increase in non-cash stock-based compensation of $46.3 million, driven primarily by the issuance of restricted stock awards to executive employees in the six months ended June 30, 2021. This was also driven by an increase in payroll costs for salaried employees of $4.9 million, an increase in legal, professional, finance, tax and accounting services expenses of $5.2 million, and an increase in bonus and commissions costs of $2.2 million. The payroll, bonus and commissions cost increase was mainly driven by an increase in Volta’s salaried employee headcount to 200 from 135 for the six months ended June 30, 2021 and 2020, respectively.

Depreciation and Amortization

Depreciation and amortization expenses increased by $1.7 million, or 57%, to $4.7 million for the six months ended June 30, 2021 from $3.0 million for the six months ended June 30, 2020. This was primarily due to an increase of number of Volta owned stations in service in the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

Other Operating (Income) Expenses

Other operating (income) expenses increased by $1.2 million, or 400%, for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020, primarily due to greater losses on disposals of assets and disqualified projects during the six month period ended June 30, 2021 compared to the six month period ended June 30, 2020.

Loss from Operations

Loss from operations increased by $60.2 million, or 272%, from six months ended June 30, 2020 to June 30, 2021. This was primarily due to an increase in selling, general and administrative costs of $60.7 million, an increase in costs of services and products of $2.0 million, an increase in depreciation and amortization expenses of $1.7 million and an increase in other operating (income) expenses of $1.2 million, partially offset by an increase in revenue of $5.4 million.

Interest Expense

Interest expense increased by $0.5 million, or 16%, from six months ended June 30, 2020 to June 30, 2021, due to Volta carrying a higher loan balance related to the EIP loan for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

Other (Income) Expense, net

Other (income) expense, net increased by $0.2 million from the six months ended June 30, 2020 to June 30, 2021, primarily due to an increase in property taxes.

Income Tax Expense

Income tax expense was less than $0.1 million for each of the six months ended June 30, 2020 to June 30, 2021, primarily attributable to state taxes.

Net Loss

Net loss increased by $60.9 million, or 243%, from six months ended June 30, 2020 to June 30, 2021, primarily due to an increase of $65.6 million in total costs and expenses and an increase of $0.5 million in interest expense, partially offset by a $5.4 million increase in revenue.

Comparison of the years ended December 31, 2020 and 2019

The results of operations presented below should be reviewed in conjunction with Volta’s audited consolidated financial statements and the notes thereto included elsewhere in the Proxy Statement/Prospectus incorporated herein by reference. The following table sets forth Volta’s consolidated results of operations data for the years ended December 31, 2020 and 2019:

	Year Ended December 31,		Variance
	2020	2019	$	%
REVENUES
Service revenue	$15,719,852	$13,434,486	$2,285,366	17%
Product revenue	2,891,854	1,492,345	1,399,509	94%
Other revenue	838,719	338,778	499,941	148%
Total revenues	19,450,425	15,265,609	4,184,816	27%

COSTS AND EXPENSES
Costs of services (exclusive of depreciation and amortization shown below)	17,386,477	10,662,591	6,723,886	63%
Costs of products (exclusive of depreciation and amortization shown below)	4,450,224	2,535,526	1,914,698	76%
Selling, general and administrative	44,079,959	28,429,401	15,650,558	55%
Depreciation and amortization	6,468,791	3,655,234	2,813,557	77%
Other operating expenses	16,079	4,730,528	(4,714,449)	(100)%
Total costs and expenses	72,401,530	50,013,280	22,388,250	45%
Loss from operations	(52,951,105)	(34,747,671)	(18,203,434)	52%
OTHER EXPENSES
Interest expenses, net	18,360,506	4,997,680	13,362,826	267%
Other expenses, net	998,170	894,302	103,868	12%
Total other expenses	19,358,676	5,891,982	13,466,694	229%
LOSS BEFORE INCOME TAXES	(72,309,781)	(40,639,653)	(31,670,128)	78%
Income tax expenses	9,096	12,963	(3,867)	(30)%
NET LOSS	$(72,318,877)	$(40,652,616)	$(31,666,261)	78%

Revenues

The following table summarizes the changes in revenue from 2019 to 2020:

	Year Ended December 31,		Variance
	2020	2019	$	%
Revenues
Behavior and Commerce	$8,013,403	$8,608,059	$(594,656)	(7)%
Network Development	10,598,303	6,318,772	4,279,531	68%
Charging Network Operations	705,719	338,778	366,941	108%
Network Intelligence	133,000	—	133,000	—%
Total revenues	$19,450,425	$15,265,609	$4,184,816	27%

Behavior and Commerce revenue decreased by $0.6 million, or 7%, from December 31, 2019 to December 31, 2020, primarily due to postponed media campaigns as a result of the COVID-19 shelter-in-place and other measures taken in response to the COVID-19 pandemic.

Network Development revenue increased by $4.3 million, or 68%, from December 31, 2019 to December 31, 2020, primarily due to an increase of $3.1 million of revenue attributable to completion of stations previously contracted, an increase of $0.6 million in infrastructure related sales, and an increase of $0.5 million in operations and maintenance revenue.

Charging Network Operations revenue increased by $0.4 million, or 108%, from December 31, 2019 to December 31, 2020. This was due to an increase in regulatory credit revenue of $0.4 million attributable to an increase in earned LCFS credits linked to higher utilization of the charging network.

Volta has earned $0.1 million in Network Intelligence revenue in 2020, which it began generating in November 2020.

Cost of revenues

The following table summarizes cost of revenues by products and services:

	For Year Ended December 31,		Variance
	2020	2019	$	%
Cost of services	$17,386,477	$10,662,591	$6,723,886	63%
Cost of products	$4,450,224	$2,535,526	$1,914,698	76%

Cost of services increased by $6.7 million, or 63%, to $17.4 million for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to an increase of $3.2 million in station rent and media license fees. In addition, an increase of $1.0 million in installation services costs derived from an increase of stations completed, owned by site partners.

Cost of products increased by $1.9 million, or 76%, from December 31, 2019 to December 31, 2020, primarily due to the increase of 99 charging stations sold to site partners for the year ended December 31, 2020.

Operating Expenses

Selling, General and Administrative

Selling, general and administrative expenses increased by $15.7 million, or 55%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019. This was primarily driven by an increase in payroll costs for salaried employees of $4.9 million, an increase in bonuses of $1.0 million and an increase in professional services expense of $1.7 million. This was also driven by an increase in non-cash stock-based compensation of $4.4 million. The payroll related cost increase was mainly driven by an increase in Volta’s year end full-time employee headcount to 136 from 127 in 2020 and 2019, respectively, with the addition of several senior level employees in 2019 and 2020.

Depreciation and Amortization

Depreciation and amortization expenses increased by $2.8 million, or 77%, to $6.5 million for the year ended December 31, 2020 from $3.7 million for the year ended December 31, 2019. This was primarily due to an increase in the number of stations in service in 2020 as compared to 2019.

Other Operating Expenses

Other operating expenses decreased by $4.7 million, or 100%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to a $4.5 million decrease in the adjustment to construction in progress as a result of disqualified, cancelled or abandoned projects.

Loss from Operations

Loss from operations increased by $18.2 million, or 52%, from December 31, 2019 to December 31, 2020. This was primarily due to an increase in cost of services and cost of products of $8.6 million, an increase in selling, general and administrative expenses of $15.7 million ($4.4 million non-cash), and an increase in depreciation and amortization expenses of $2.8 million, partially offset by an increase in revenue of $4.2 million, and a decrease in other operating expenses of $4.7 million.

Interest Expense

Interest expense increased by $13.4 million, or 267%, from December 31, 2019 to December 31, 2020, primarily due to a conversion feature on promissory notes issued by Volta throughout 2020 and converted in connection with the Series D Financing on December 23, 2020. The conversion feature allowed for a discounted conversion price resulting in $10.8 million of additional interest expense (non-cash portion) in 2020. Additionally, the interest expense related to Volta’s term loan increased by $3.3 million.

Other Expense, net

Other expense, net was relatively consistent from the year ended December 31, 2019 to the year ended December 31, 2020.

Income Tax Expense

Income tax expense was less than $0.1 million for each of the years ended December 31, 2020 and 2019, primarily attributable to state taxes.

Net Loss

Net loss increased by $31.7 million, or 78%, from December 31, 2019 to December 31, 2020, primarily due to an increase of $22.4 million in total costs and expenses and an increase of $13.4 million in interest expense, partially offset by a $4.2 million increase in revenue.

Liquidity and Capital Resources

Sources of Liquidity

Volta has incurred net losses and negative cash flows from operations since its inception. To date, Volta has funded its operations primarily with proceeds from the issuance of Volta Preferred Stock, borrowings under its loan facilities, including its term loan, a Paycheck Protection Program (“PPP”) loan under the Small Business Administration (SBA), and other term loans. Until Volta is cash-flow positive, Volta will need to continue to raise funds through the issuance of debt or equity securities or additional borrowings.

Volta’s operations are dependent on its ability to generate meaningful long-term revenue and will highly depend on driver behavior trends as well as increased and sustained driver demand for EVs and related charging services. If the market for EVs does not develop as Volta expects or develops more slowly than it expects, or if there is a decrease in driver demand for EV charging services, Volta’s business, prospects, financial condition and results of operations will be harmed. The market for EV charging is relatively new, rapidly evolving, characterized by rapidly changing technologies, volatile electricity pricing, additional competitors, evolving government regulation (including carbon credits) and industry standards, frequent new vehicle announcements and changing driver demands and behaviors. Any number of changes in the industry could negatively affect revenue generation from Behavior and Commerce and EV charging.

From inception to June 30, 2021, Volta has raised aggregate net cash proceeds of over $213 million from the sale of shares of Volta Preferred Stock, Volta Common Stock and its term loan borrowings. Volta had a cash balance of $24.0 million and $58.8 million as of June 30, 2021 and December 31, 2020, respectively.

Management has considered conditions and events which provide substantial doubt about Volta’s ability to continue as a going concern (i.e., the COVID-19 pandemic and the closing of the Business Combination) over the 12 months following the issuance of the consolidated financial statements. Volta’s cash on hand following the consummation of the Business Combination, including the net proceeds of TortoiseCorp’s cash in trust (assuming de minimis redemptions by TortoiseCorp’s stockholders) and the proceeds of the PIPE Financing, together with cash generated from sales to customers, should satisfy its working capital and capital requirements for at least the next twelve months from June 30, 2021. However, given the anticipated cash received from the Business Combination and timing of expenditure assumptions, the Company currently expects that its cash will be sufficient to fund its operating expenses and capital expenditure requirements for at least the next 12 months. See also Note 3, “Liquidity,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this Current Report on Form 8-K and the Proxy Statement/Prospectus incorporated herein by reference for additional information on going concern.

Liquidity Policy

As an early-stage company, Volta maintains a strong focus on liquidity and defines its liquidity risk tolerance based on sources and uses to maintain a sufficient liquidity position to meet its obligations under both normal and stressed conditions. Volta manages its liquidity to provide access to sufficient funding to meet its business needs and financial obligations, as well as capital allocation and growth objectives.

Debt Profile

The following table summarizes Volta’s debt balances and key related loan information:

					Net Carrying Value
	Principal Amount	Issuance Date	Maturity Date	Interest Rate	June 30, 2021	December 31, 2020
Term Loan	$49,000,000	6/19/2019	6/19/2024	12%[1]	$49,000,000	$49,000,000
PPP Loan	3,193,300	4/27/2020	4/27/2022	1%[2]	3,193,300	3,193,300
Total principal long-term debt					52,193,300	52,193,300
Less unamortized deferred issuance fees					1,006,148	1,173,330
Total debt					51,187,152	51,019,970
Less: current portion of long-term debt					19,526,633	10,323,138
Long-term debt, net of current portion					$31,660,519	$40,696,832

(1)	The interest rate on the term loan as of June 19, 2019 was a fixed rate of 12% per annum. Please see Note 8 to the Volta unaudited financial statements included elsewhere in this Current Report on Form 8-K for additional information.

(2)	The interest rate on the PPP Loan, as of April 27, 2020, was a fixed rate of 1% per annum. Please see Note 8 to the Volta unaudited financial statements included elsewhere in this Current Report on Form 8-K for additional information.

On June 19, 2019, Volta entered into a senior secured term loan agreement, and has drawn a total of $49.0 million over the life of the term loan. Volta drew an initial amount of $24.0 million under the term loan during the year ended December 31, 2019 and drew an additional $25.0 million under the term loan during the year ended December 31, 2020 to help fund network expansion and operating activities. The term loan agreement is fully funded based on capital expenditures and is secured by stations and other assets. The loan agreement states there are no limits or restrictions on the use of funds drawn. Interest on the outstanding balance of the term loan is equal to 12% per annum, and principal payments are due in equal monthly installments beginning on July 1, 2021.

In addition, on April 27, 2020, Volta obtained a PPP Loan under the SBA program in the amount of $3.2 million. Subject to certain qualifications and exclusions, the amount of loan forgiveness will be reduced if Volta terminates employees or reduces salaries during the covered period. Any portion of the loan that is not forgiven will carry interest at the stated rate of 1% per annum, and equal installment payments would be due monthly. Volta intends to repay the PPP Loan by its stated maturity date and subsequent to the completion of the transaction documented in Note 1, “Description of business,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this Current Report on Form 8-K and the Proxy Statement/Prospectus incorporated herein by reference for additional information.

The following table summarizes Volta’s financing obligations related to digital media screens:

	Six Months Ended June 30,
	2021	2020
Financing obligation, long-term portion	$3,464,620	$4,259,943
Plus: current portion of financing obligation	806,516	516,119
Total financing obligation	$4,271,136	$4,776,062

Volta entered into multiple sale-leaseback arrangements of digital media screens that do not qualify as asset sales and are accounted for as financing obligations. These financing obligations have been amortized over the 5-year term at Volta’s incremental borrowing rate at the time of the transaction which has ranged between 10.32%-16.68%.

Please refer to Note 8, “Debt Facilities,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this Current Report on Form 8-K and the Proxy Statement/Prospectus incorporated herein by reference for additional information.

Cash Flow Summary

The following table summarizes Volta’s cash flows for the six months ended June 30, 2021 and June 30, 2020 and years ended December 31, 2020 and December 31, 2019:

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019
Net cash used in Operating Activities	$(34,635,444)	$(28,409,918)	$(54,590,488)	$(23,697,763)
Net cash used in Investing Activities	(20,023,571)	(5,403,076)	(19,645,499)	(24,809,641)
Net cash provided by Financing Activities	$19,883,399	$28,887,764	$122,283,884	$47,246,728

Operating Activities

Net cash used in operating activities increased by $6.2 million, or 22%, to $34.6 million for the six months ended June 30, 2021 as compared to $28.4 million for the six months ended June 30, 2020. This increase was primarily due to a $9.2 million increase in net loss adjusted for non-cash items partially offset by an increase in net working capital, excluding operating lease liabilities, of $0.6 million. Net working capital was impacted by the net effect of an increase in deferred revenue and accounts payable due to related party for the six months ended June 30, 2020 and a decrease in those accounts for the six months ended June 30, 2021. Net working capital was also impacted by the net effect of a decrease in accounts payable, and accounts receivable for the six months ended June 30, 2020, and an increase in those accounts for the six months ended June 30, 2021. Prepaid partnership costs, prepaid expenses and other current assets increased while inventory and accrued expenses and other current liabilities decreased with respect to both periods presented.

Additionally, there was a $2.2 million increase in the cash used on right-of-use (“ROU”) assets for the six months ended June 30, 2021 and a $2.0 million increase in the cash provided by the related operating lease liabilities for the same period. Despite the use of cash for operating activities, Volta intends on meeting cash requirements and maintaining operations through the issuance of equity financing as further detailed in Note 17, “Subsequent events,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this Current Report on Form 8-K and the Proxy Statement/Prospectus incorporated herein by reference.

Net cash used in operating activities increased by $30.9 million, or 130%, to $54.6 million for the year ended December 31, 2020 as compared to $23.7 million for the year ended December 31, 2019. This increase was primarily due to a $17.7 million increase in net loss adjusted for non-cash items and an increase in net working capital, excluding operating lease liabilities, of $2.4 million. Net working capital was impacted by the net effect of an increase in accounts receivable, inventory and accounts payable in 2019 compared to 2018, and a decrease in those accounts in 2020 compared to 2019, primarily due to COVID-19. Accrued expenses and other liabilities increased in both 2019 and 2020, with respect to the prior year.

Additionally, there was a $11.2 million increase in the cash used on ROU assets in 2020 as compared with the prior period, a $12.5 million increase in the cash provided by the related operating lease liabilities and a $2.7 million decrease in the lease incentive liabilities. Despite the use of cash for operating activities, Volta intends on meeting cash requirements and maintaining operations through the issuance of equity financing as further detailed in Note 17, “Subsequent events,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this Current Report on Form 8-K and the Proxy Statement/Prospectus incorporated herein by reference for additional information.

Investing Activities

Net cash used in investing activities increased by $14.6 million, or 271%, to $20.0 million for the six months ended June 30, 2021, as compared to $5.4 million for the six months ended June 30, 2020, primarily due to a lower deployment of capital around the purchase of property and equipment, net for the six months ended June 30, 2020, due to COVID-19.

Net cash used in investing activities decreased by $5.2 million, or 21%, to $19.6 million for the year ended December 31, 2020, as compared to $24.8 million for the year ended December 31, 2019, primarily due to the $3.7 million decrease in cash incentives received due to fewer financing transaction agreements on digital media screens in 2020, and offset by lower deployment of capital around the purchase of property and equipment, net, primarily due to COVID-19.

Financing Activities

Net cash provided by financing activities decreased by $9.0 million, or 31%, to $19.9 million for the six months ended June 30, 2021, as compared to $28.9 million for the six months ended June 30, 2020. This was primarily driven by a decrease of $15.6 million in proceeds from issuance of long term debt, an increase of $8.3 million in taxes paid on partial recourse notes, a decrease of $9.5 million in proceeds from convertible debt, and a decrease of $3.2 million in proceeds from the PPP loan, partially offset by an increase of $27.4 million in net proceeds from the issuance of Preferred Stock for the six months ended June 30, 2021.

Net cash provided by financing activities increased by $75.0 million, or 159%, to $122.3 million for the year ended December 31, 2020, as compared to $47.2 million for the year ended December 31, 2020. This was primarily driven by an increase of $75.9 million in net proceeds from the issuance of Preferred Stock and an increase in proceeds of $3.2 million from the PPP Loan, partially offset by a $4.1 million decrease in proceeds related to financing transactions on digital media screens.

Contractual Obligations

In the normal course of business, Volta enters into obligations and commitments that require future contractual payments. The commitments result primarily from operating leases and long-term debt. The following table summarizes Volta’s contractual obligations and commercial commitments as of June 30, 2021:

	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Operating Leases	$80,920,939	$5,754,128	$22,051,263	$20,436,944	$32,678,604
Long Term Debt	52,193,300	9,244,903	34,781,730	8,166,667	—
Financing Obligations	5,441,966	573,803	2,657,041	1,917,050	294,072
Total	$138,556,205	$15,572,834	$59,490,034	$30,520,661	$32,972,676

Subsequent Events

Please refer to Note 17, “Subsequent events,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this Current Report on Form 8-K and the Proxy Statement/Prospectus incorporated herein by reference for additional information.

Non-GAAP Financial Measures

In addition to its financial results determined in accordance with U.S. GAAP, Volta believes the following non-GAAP measure is useful in evaluating its operating performance. Volta uses the following non-GAAP financial measure to evaluate its ongoing operations and for internal planning and forecasting purposes. Volta believes that this non-GAAP financial measure, when taken together with the corresponding U.S. GAAP financial measure, provides meaningful, supplemental information regarding its performance by excluding certain items that may not be indicative of its business, results of operations or outlook. Volta considers EBITDA to be an important measure because it helps illustrate underlying trends in its business and its historical operating performance on a more consistent basis. Volta believes that the use of EBITDA is helpful to its investors as it is a metric used by management in assessing the health of its business and its operating performance.

However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in Volta’s industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of Volta’s non-GAAP financial measures as tools for comparison. A reconciliation is provided below for the non-GAAP financial measure to the most directly comparable financial measure stated in accordance with U.S. GAAP. Investors are encouraged to review the related U.S. GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable U.S. GAAP financial measure, and not to rely on any single financial measure to evaluate Volta’s business.

EBITDA

In order to provide investors with greater insight and allow for a more comprehensive understanding of the information used by management and the board of directors in its financial and operational decision-making, Volta has supplemented the Consolidated Financial Statements presented on a U.S. GAAP basis in this Current Report on Form 8-K with EBITDA as a non-GAAP financial measure. Volta believes EBITDA provides its board of directors, management and investors with a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. Volta also believes that EBITDA is a measure frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry, and is a measure contained in its debt covenants. However, while Volta considers EBITDA to be an important measure of operating performance, EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of Volta’s results as reported under U.S. GAAP.

The following table provides a reconciliation of EBITDA to net (loss) income, the most directly comparable U.S. GAAP measure reported in Volta’s unaudited consolidated financial statements for the following periods:

	Three Months Ended June 30,		Variance
	2021	2020	$	%
Net Income (Loss)	$(20,585,729)	$(11,880,086)	$(8,705,643)	73%
Income tax (benefit) expense	23,830	3,506	20,324	580%
Interest expense	1,672,817	1,808,599	(135,782)	(8)%
Depreciation and amortization	2,522,853	1,551,023	971,830	63%
EBITDA	$(16,366,229)	$(8,516,958)	$(7,849,271)	92%

EBITDA decreased by $(7.8) million, or 92%, to $(16.4) million in the three months ended June 30, 2021, as compared to $(8.5) million for the three months ended June 30, 2020. This is primarily attributable to an increase of $0.9 million of cost of services and products, an increase of $10.4 million in selling, general and administrative expenses, an increase in depreciation and amortization of $1.0 million, and an increase in other operating (income) expenses of $1.1 million, partially offset by an increase in revenues of $4.6 million.

The following table provides a reconciliation of EBITDA to net (loss) income, the most directly comparable U.S. GAAP measure reported in Volta’s unaudited consolidated financial statements for the following periods:

	Six Months Ended June 30,		Variance
	2021	2020	$	%
Net Income (Loss)	$(85,860,424)	$(25,007,783)	$(60,852,641)	243%
Income tax (benefit) expense	23,830	3,506	20,324	580%
Interest expense	3,332,601	2,875,720	456,881	16%
Depreciation and amortization	4,696,068	2,994,042	1,702,026	57%
EBITDA	$(77,807,925)	$(19,134,515)	$(58,673,410)	307%

EBITDA decreased by $(58.7) million, or 307%, to $(77.8) million for six months ended June 30, 2021, as compared to $(19.1) million for six months ended June 30, 2020. This is primarily attributable to an increase of $2.0 million of cost of services and products, an increase of $60.7 million in selling, general and administrative expenses, an increase in depreciation and amortization of $1.7 million, an increase in other operating (income) expenses of $1.2 million, and an increase in interest expenses of $0.5 million, partially offset by an increase in revenues of $5.4 million.

The following table provides a reconciliation of EBITDA to net (loss) income, the most directly comparable U.S. GAAP measure reported in Volta’s audited consolidated financial statements for the following periods:

	Years Ended December 31,		Variance
	2020	2019	$	%
Net Income (Loss)	$(72,318,877)	$(40,652,616)	$(31,666,261)	78%
Income tax (benefit) expense	9,096	12,963	(3,867)	(30)%
Interest expense	18,360,506	4,997,680	13,362,826	267%
Depreciation and amortization	6,468,791	3,655,234	2,813,557	77%
EBITDA	$(47,480,484)	$(31,986,739)	$(15,493,745)	48%

EBITDA decreased by $15.5 million, or 48%, to $(47.5) million for year ended December 31, 2020, as compared to $(32.0) million for the year ended December 31, 2019. This is primarily attributable to an increase of $8.6 million of cost of services and cost of products and an increase of $15.7 million in selling, general and administrative expenses, partially offset by a decrease in other operating expenses of $4.7 million and an increase in revenues of $4.2 million, driven by the expansion of the charging network.

Critical Accounting Policies and Estimates

Volta prepares its consolidated financial statements in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires it to make estimates, assumptions and judgments that can significantly impact the amounts it reports as in its financial statements and the related disclosures. Volta bases its estimates on historical experience and other assumptions that it believes are reasonable under the circumstances. Volta’s actual results could differ significantly from these estimates under different assumptions and conditions. Volta believes that the accounting policies discussed below are critical to understanding its historical and future performance as these policies involve a greater degree of judgment and complexity.

Please refer to Note 2, “Summary of significant accounting policies,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this Current Report on Form 8-K and the Proxy Statement/Prospectus incorporated herein by reference for a description of Volta’s accounting policies in detail. Volta believes the following accounting policies require the most significant judgments and estimates used in the preparation of its financial statements.

Emerging Growth Company Status

Pursuant to Section 107(b) of the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (a) within the same periods as those otherwise applicable to non-emerging growth companies or (b) within the same time periods as private companies. Volta intends to take advantage of the exemption for complying with certain new or revised accounting standards within the same time periods as private companies, such as current expected credit losses and income tax.

Volta also intends to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act, including, but not limited to: not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

Volta will cease to be an emerging growth company on the date that is the earliest of (a) the last day of the fiscal year in which it has total annual gross revenues of $1.07 billion or more; (b) the last day of its fiscal year following the fifth anniversary of the date of its initial public offering; (c) the date on which it has issued more than $1.0 billion in nonconvertible debt during the previous three years; or (d) the last day of the fiscal year in which it is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its common stock held by non-affiliates equals or exceeds $700.0 million as of the last business day of the second fiscal quarter of such fiscal year.

Network Development Revenue

Volta generates Network Development revenue from the sales of products including charging stations to select site partners and infrastructure to utility companies as well as related installation services and operations and maintenance services on charging stations owned by third parties. Some of Volta’s agreements include non-standard terms and conditions and include promises to transfer multiple goods and services. As a result, significant interpretation and judgment is required to determine the appropriate accounting for these transactions, including: (1) whether performance obligations are considered distinct that should be accounted for separately versus together, how the price should be allocated among the performance obligations, and when to recognize revenue for each performance obligation; (2) developing an estimate of the stand-alone selling price (“SSP”), of each distinct performance obligation; (3) combining contracts that may impact the allocation of the transaction price between product and services; and (4) estimating the consideration payable to a customer as a reduction of the transaction price.

When an agreement contains multiple performance obligations, Volta identifies each component to the contract and allocates the transaction price based on a relative SSP. If the arrangement contains a lease it is accounted for in accordance with ASC 842, Leases. In some arrangements, Volta has executed a sale and leaseback of the digital media screens (sale leaseback) and has also acquired the right to control the use of the location to advertise over a set term (location lease). During the construction phase, Volta does not control the underlying asset on the customer’s property. When the sale leaseback qualifies as a financing, Volta will not record a sale for accounting purposes of the digital media screen and depreciates that asset over its useful life. For contractual lease payments that do not exceed the fair value of the location lease obligation, Volta records a lease liability and an associated ROU asset based on the discounted lease payments. In some instances, Volta may receive a lease incentive from the lessor which is recorded as a reduction to the lease payments. In arrangements where Volta pays consideration to a customer for a distinct good or service, the consideration payable to a customer is limited to the fair value of the distinct good or service received by the customer. If the contractual payments for the location lease of this arrangement are in excess of fair value, then Volta will estimate the excess contractual payments over fair value and record that amount as a reduction to the transaction price in the arrangement. The reduction to transaction price for consideration payable to a customer is recognized at the later of when Volta pays or promises to pay the consideration or when Volta recognizes the related revenue for the transferred products and services.

The determination of SSP for performance obligations to customers is judgmental and is based on the price that Volta would charge for the same good or service if sold separately on a standalone basis to similar clients in similar circumstances. Volta estimates SSP based on reasonably available data that maximizes the use of observable inputs that may vary over time. Typically, the SSP of Volta’s performance obligations are based on expected cost plus a margin. The margin reflects what the market would be willing to pay adjusted for differences in products, geographies, customers, and other factors.

Sales of charging stations and installed infrastructure is recognized at a point in time when control has been transferred to the customer and is classified as product revenue on our statement of operations. Installation services are recognized over time using an input method based on costs incurred to measure progress toward complete satisfaction of the performance obligation. Revenue from operation and maintenance services is recognized ratably over the term of the arrangement as the services are performed. Payments are typically due within one month after billed.

Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition. Please refer to Note 2, “Summary of significant accounting policies,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this Current Report on Form 8-K and the Proxy Statement/Prospectus incorporated herein by reference for additional information on revenue recognition.

Equity Based Compensation

Volta’s stock-based compensation consists of options that are granted to employees and non-employees as part of their compensation package. Given that Volta is a private company, there are no direct observable inputs into the fair value of Volta Common Stock, and Volta’s management must make assumptions to estimate the fair value.

The grant-date fair value of employee and non-employee stock options are determined using the Black-Scholes option-pricing model using various inputs, including estimates of expected volatility, term, risk-free rate, and future dividends. Forfeitures are recognized as they occur. Compensation cost is recognized over the vesting period of the applicable award using the straight-line method.

Changes in the following assumptions can materially affect the estimate of fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.

Given the absence of a public trading market, the Volta Board considers numerous objective and subjective factors to determine the fair value of Volta Common Stock. These factors include, but are not limited to, (i) contemporaneous valuations of Volta Common Stock performed by an independent valuation specialist; (ii) developments in the business and stage of development; (iii) operational and financial performance and condition; (iv) issuances of Volta Preferred Stock and the rights and preferences of Volta Preferred Stock relative to Volta Common Stock; (v) the current condition of capital markets and the likelihood of achieving a liquidity event, such as an initial public offering or sale of Volta; (vi) the lack of marketability of the Volta Common Stock; and (vii) experience of management and hiring of key personnel.

The grant date fair value of Volta Common Stock was determined using valuation methodologies which utilize certain assumptions, including probability weighting events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability.

Volta used the market approach to determine the fair value of the Volta Common Stock. This approach measures the value of an asset or business through an analysis of recent sales or offerings of comparable investments or assets and gives consideration to the financial condition and operating performance of an entity relative to those of public entities operating in the same or similar lines of business. Volta applies the market approach by utilizing the Backsolve method, which uses a Black-Scholes option pricing model to calculate the implied value based on the recent transaction price. For purposes of allocating the fair value of Common Stock, Volta used the Option Pricing Method (“OPM”). Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and common stock are inferred by analyzing these options. This method is appropriate to use when the range of possible future outcomes is so difficult to predict that estimates would be highly speculative, and dissolution or liquidation is not imminent.

For financial reporting purposes, Volta considers the amount of time between the valuation date and the grant date to determine whether to use the latest common stock valuation or a straight-line interpolation between the two valuation dates. The determination includes an evaluation of whether the subsequent valuation indicates that any significant change in valuation had occurred between the previous valuation and the grant date.

The following table summarizes the key share-based payment valuation assumptions:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Expected dividend yield	—%	—%	—%	—%
Risk-free interest rate	1.1%	0.4%	0.7%	1.2%
Expected volatility	66.1%	54.2%	59.7%	42.1%
Expected term (in years)	6.1	5.4	5.8	5.9

Expected Dividend Yield

Volta does not expect, and is not contractually obligated, to pay dividends in the foreseeable future.

Risk-free Interest Rate

The risk-free interest rate is based on the implied yields currently available from the U.S. Treasury zero-coupon yield curve over the expected term.

Expected Volatility

Expected volatility is a measure of the amount of fluctuation in the value of Volta’s share price over a specific time period. Volatility is generally calculated as the standard deviation of the continuously compounding rates of return on the share over a specified period and is typically expressed as annualized returns. Judgment is required to select a method to estimate expected volatility for nonpublic companies. As Volta does not have a trading history prior to the Business Combination, sufficient historical information related to the fair value of Volta’s options is not available. Nonpublic entities may use average volatility for comparable public companies to form a reasonable basis for the assumption of expected volatility. To identify similar entities, Volta considered characteristics of each, such as industry, stage of life cycle, size and financial leverage. The average volatility actually used in the fair value determination for stock options was 38-55% for grants issued in the six months ended June 30, 2020 and 56-66% for awards granted in the six months ended June 30, 2021.

Expected Term (in years)

Volta uses the practical expedient in ASC 718 which allows nonpublic entities to follow a simplified approach for calculating expected term. For service vesting conditions, the expected term is the midpoint between the requisite service period and the contractual term of the option. For performance vesting conditions, the expected term is determined based on the probability of occurrence. When the occurrence is probable, the expected term is the midpoint between the requisite service period and the contractual term of the option. If the occurrence is other than probable, the expected term is the contractual term when the service period is not stated, or the midpoint between the requisite service period and the contractual term if the requisite service period or vesting period is stated.

Fair Value of Warrant Liabilities

Volta classifies Series B Preferred Stock Warrants as long-term liabilities at their estimated fair value. The liability is subject to remeasurement at each balance sheet date, with changes in fair value recorded as other expenses, net in the consolidated statement of operations and comprehensive loss. Volta will continue to revalue the Volta Warrants relating to such Volta Preferred Stock until exercise, expiration, conversion or until they are no longer redeemable or the completion of a liquidation event, including completion of an initial public offering, at which time all such Series B convertible Preferred Stock warrants will be converted into warrants to purchase shares of Common Stock and the liability will be reclassified to additional paid-in capital. As of June 30, 2021, all Volta Warrants relating to its Series B Preferred Stock remain outstanding.

Volta estimates the fair value of the warrant liability using the Backsolve method, which uses a Black-Scholes option pricing model to calculate the implied equity value of Volta. Volta is required to make assumptions and estimates in determining an appropriate risk-free interest rate, volatility, term, dividend yield, discount due to exercise restrictions and the fair value of Volta Common Stock. Any significant adjustments to the unobservable inputs would have a direct impact on the fair value of the warrant liability. Refer to Note 5, “Fair value measurements,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this Current Report on Form 8-K and the Proxy Statement/Prospectus incorporated herein by reference for additional information.

Long Lived Assets

Property and equipment, net, which primarily consists of charging stations and construction in progress station hardware, is reported at historical cost less accumulated depreciation. Volta estimates the useful lives of the stations to be between five and ten years, based on its historical experience and its plans regarding how it intends to use those assets.

Volta’s experience indicates that the estimated useful lives applied to its portfolio of assets have been reasonable, and it does not expect significant changes to the estimated useful lives of its long-lived assets in the future. When Volta determines that stations or other equipment will be disposed of prior to the end of their initially estimated useful lives, it estimates the revised useful lives and depreciates the assets over the revised period.

Volta also reviews property and equipment for impairment when events and circumstances indicate that depreciable property and equipment might be impaired, and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Volta uses various assumptions in determining the remaining useful lives of assets to be disposed of prior to the end of their useful lives and in determining the current fair market value of long-lived assets that are determined to be unrecoverable. Estimated useful lives and fair values are sensitive to factors including contractual commitments, regulatory requirements and future expected cash flows. Volta’s impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

Leases

Volta maintains multiple lease arrangements depending on negotiating contracts with customers relating to installed charging stations. The charging stations have two units of account: the charging station and digital media screen. Volta recognizes a financing transaction on the digital media screen, which remains on Volta’s balance sheet based on the cost of the digital media screen and is depreciated over its useful life. Volta also leases the location of the charging stations and this is recognized as an operating lease arrangement, with a lease liability and ROU asset under ASC 842. Volta voluntarily early adopted accounting standards for the treatment of leases under ASC 842 prior to the required adoption after December 15, 2021 given its business and operations in relation to leased properties on a go-forward basis.

Volta uses significant estimates in accounting for lease liabilities and ROU assets, which are recognized at the lease commencement date based on the present value of the future minimum lease payments over the lease term. The lease interest rate used to determine the present value of future lease payments is based on Volta’s incremental borrowing rate. Volta’s leases are all long term, extending beyond a twelve-month period, and include periods under options to extend or terminate the lease when it is reasonably certain Volta will exercise such options. Volta identifies separate lease and non-lease components, and the non-lease components are typically comprised of electricity reimbursements to the landlord.

Volta has elected the practical expedient to account for lease and non-lease components as a combined single lease component, increasing the amount of Volta’s lease liabilities and ROU assets.

Please refer to Note 2, “Summary of significant accounting policies,” and Note 13, “Leases,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this Current Report on Form 8-K and the Proxy Statement/Prospectus incorporated herein by reference for additional information about leases.

Income Taxes

Volta utilizes the liability method in accounting for income taxes. Deferred tax assets and liabilities reflect the estimated future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax assets will not be realized. Volta makes estimates, assumptions and judgments to determine its provision for its income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. Volta assesses the likelihood that its deferred tax assets will be recovered from future taxable income, and to the extent it believes that recovery is not likely, it establishes a valuation allowance.

Volta recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits which, as of the date of this Current Report on Form 8-K, have not been material, are recognized within provision for income taxes. As of June 30, 2021, Volta has determined there are no uncertain tax positions.

Off-Balance Sheet Arrangements

As of the balance sheet dates of June 30, 2021 and December 31, 2020, Volta has not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recent Accounting Pronouncements

Refer to Note 2, “Summary of significant accounting policies,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this Current Report on Form 8-K and the Proxy Statement/Prospectus incorporated herein by reference for a discussion of the impact of recent accounting pronouncements.

Related Party Transactions

Refer to Note 16, “Related party transactions,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this Current Report on Form 8-K and the Proxy Statement/Prospectus incorporated herein by reference for additional information for related party transactions.

Quantitative and Qualitative Disclosures About Market Risk

Volta’s operations include activities solely based in the United States. These operations expose Volta to a variety of market risks, including the effects of changes in interest rates and changes in consumer attitudes. Volta monitors and manages these financial exposures as an integral part of its overall risk management program.

Interest Rate Risk

Volta had a cash balance totaling $24.0 million and $58.8 million as of June 30, 2021 and December 31, 2020, respectively. Volta manages its cash through zero balance accounts and demand deposit accounts for which the amount held is equal to the fair value. Volta’s total principal long-term debt balance was $52.2 million as of June 30, 2021 and December 31, 2020 and had fixed interest rates of 12% per annum for its EIP loan and 1% per annum for its PPP Loan, respectively. Because the rates are fixed, a change in market rates would have no impact on Volta’s financial position or results of operations.

Foreign Exchange Risk

Volta is not currently exposed to changes in foreign currency exchange rates, however, its operations may be subject to fluctuations in foreign currency exchange rates in the future to the extent it opens offices or initiates business activities in locations where it might incur expenses or generate revenues in currencies other that U.S. dollars.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of Common Stock of the Company following the consummation of the Business Combination and the PIPE Financing by:

●	each person known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company;

●	each of the Company’s executive officers and directors; and

●	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the Commission, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of our Common Stock is based on 161,714,389 shares of Common Stock outstanding as of the Closing Date, comprised of 151,827,204 shares of Class A Common Stock and 9,887,185 shares of Class B Common Stock outstanding as of the Closing Date. Shares of our Common Stock that may be acquired by an individual or group within 60 days of the Closing Date pursuant to the exercise of options or warrants that are currently exercisable or exercisable within 60 days of the Closing Date are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.

Unless otherwise indicated, the address for each Volta stockholder listed is: 155 De Haro Street San Francisco, CA 94103.

Name and Address of Beneficial Owners	Number of shares of Class A Common Stock	%	Number of shares of Class B Common Stock	%	% of Total Voting Power **
Five Percent Holders
Energize Ventures Fund LP(1)	9,320,660	6.1%	—	—	3.7%
Virgo Hermes, LLC(2)	16,222,891	10.7%	—	—	6.5%
Current Directors and Named Executive Officers
Scott Mercer (3)	6,426,148	4.2%	6,466,721	65.4%	28.4%
Christopher Wendel(4)	6,694,804	4.4%	1,635,373	16.5%	9.2%
Andrew B. Lipsher(5)	2,220,361	1.5%	215,112	2.2%	1.7%
James S. DeGraw(6)	732,669	0.5%	—	—	0.3%
Praveen Mandal(7)	513,148	0.3%	—	—	0.2%
Nadya Kohl(8)	215,025	0.1%	—	—	0.1%
Brandt Hastings	*	*	—	—	0.0%
Eli Aheto(9)	253,623	0.2%	—	—	0.1%
Martin Lauber(10)	1,641,022	1.1%	—	—	0.7%
Katherine J. Savitt(11)	379,219	0.2%	—	—	0.2%
John J. Tough(1)	242,700	0.2%	—	—	0.1%
Bonita Stewart(12)	38,888	0.0%	—	—	0.0%
All Directors and Executive Officers as a Group (12 Individuals)	19,357,607	12.7%	18,817,206	91.7%	40.9%

*	Less than one percent.

(1)	Consists of (a) 8,414,566 shares of Class A Common Stock and (b) 663,394 shares of Class A Common Stock subject to a warrant, all of which are held directly by Energize Ventures Fund LP (“Energize LP”). Also includes 242,700 shares of Class B Common Stock issuable upon the exercise of Options held directly by John J. Tough. John J. Tough is the managing partner of Energize LP. The principal address of Energize LP is 1 South Wacker Drive, Suite 1620, Chicago, Illinois 60606

(2)	Consists of (a) 7,112,449 shares of Class A Common Stock and (b) 9,110,442 shares of Class A Common Stock subject to a warrant exercisable within 60 days of the Closing Date, all of which are held directly by Virgo Hermes, LLC (“Virgo LLC”). Jesse Watson is the Managing Partner and Chief Investment Officer of Virgo LLC. The principal address of Virgo LLC is 1201 Howard Avenue, Burlingame, California 94010.

(3)	Consists of (a) 5,902,767 shares of Class A Common Stock, (b) 6,330,799 shares of Class B Common Stock, and (c) 523,381 shares of Class A Common Stock and 135,922 shares of Class B Common Stock issuable upon the exercise of Options. Excludes 5,250,000 restricted stock units of Class B Common Stock issued in connection with the Business Combination pursuant to the Founder Plan which will not vest within 60 days of the Closing Date.

(4)	Consists of (a) 6,694,804 shares of Class A Common Stock, and (b) 1,635,373 shares of Class B Common Stock. Excludes 5,250,000 restricted stock units of Class B Common Stock issued in connection with the Business Combination pursuant to the Founder Plan which will not vest within 60 days of the Closing Date.

(5)	Consists of (a) 1,793,297 shares of Class A Common Stock, (b) 215,112 shares of Class B Common Stock, and (c) 427,064 shares of Class A Common Stock issuable upon the exercise of Options.

(6)	Consists of (a) 489,969 shares of Class A Common Stock and (b) 242,700 shares of Class A Common Stock issuable upon the exercise of options.

(7)	Consists of (a) 334,377 shares of Class A Common Stock, and (b) 208,569 shares of Class A Common Stock issuable upon the exercise of Options.

(8)	Consists of (a) 161,935 shares of Class A Common Stock and (b) 53,090 shares of Class A Common Stock issuable upon the exercise of Options.

(9)	Consists of (a) 41,261 shares of Class A Common Stock held directly by Pacific Premier Trust Custodian FBO Eli Aheto IRA, and (b) 212,362 shares of Class A Common Stock issuable upon the exercise of Volta options held directly by Eli Aheto.

(10)	Consists of (a) 510,536 shares of Class A Common Stock held directly by 19Y Ventures VI, LLC (“19Y LLC”), (b) 822,055 shares of Class A Common Stock held directly by 19Y Ventures VI-2, LLC (“19Y2 LLC”), (c) 237,644 shares of Class A Common Stock held directly by Martin Lauber and (d) 70,787 shares of Class A Common Stock issuable upon the exercise of Options held directly by Martin Lauber. Martin Lauber is the Managing Member of 19Y LLC and 19Y2 LLC. The principal address of 19Y LLC and 19Y2 LLC and Martin Lauber is 120 Gilmartin Drive, Tiburon, California 94920.

(11)	Consists of 379,219 shares of Class A Common Stock issuable upon the exercise of Options.

(12)	Consists of 38,888 shares of Class A Common Stock issuable upon the exercise of Options.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers after the Closing are described in the Proxy Statement/Prospectus in the section titled “Management After the Business Combination” beginning on page 294 and that information is incorporated herein by reference.

Board Composition

As previously disclosed, at the Special Meeting, on August 25, 2021, Scott Mercer, Christopher Wendel, Eli Aheto, Vincent T. Cubbage, Martin Lauber, Katherine J. Savitt, Bonita C. Stewart and John J. Tough were elected by the Company’s shareholders to serve as directors effective immediately upon the Closing.

Effective as of the Closing, in connection with the Business Combination, the size of the Board was increased from five to eight members, and Scott Mercer, Christopher Wendel, Eli Aheto, Vincent T. Cubbage, Martin Lauber, Katherine J. Savitt, Bonita C. Stewart and John J. Tough were appointed to fill the vacancies on the Board and serve as directors of the Company. Upon the Closing, Stephen Pang, Juan Jose Daboub, Karin McKinnell Leidel and Sidney Tassin resigned as directors of TortoiseCorp.

In addition, Martin Lauber, John Tough and Scott Mercer were appointed to serve as Class I directors, with terms expiring at the Company’s first annual meeting of stockholders following the Closing; Vincent Cubbage, Bonita Stewart and Christopher Wendel were appointed to serve as Class II directors, with terms expiring at the Company’s second annual meeting of stockholders following the Closing; and Eli Aheto and Katherine Savitt were appointed to serve as Class III directors, with terms expiring at the Company’s third annual meeting of stockholders following the Closing. Biographical information for these individuals is set forth in the Proxy Statement/Prospectus in the section titled “Management After the Business Combination” which information is incorporated herein by reference.

Director Independence

The Board has determined that Eli Aheto, Vincent T. Cubbage, Martin Lauber, Katherine J. Savitt, Bonita C. Stewart and John J. Tough are independent as defined under the listing standards of the NYSE.

Committees of the Board of Directors

Effective upon the Closing, the standing committees of the Board consist of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Upon the Closing, the Board appointed Eli Aheto, Vincent Cubbage and John Tough to serve on the Audit Committee, with Mr. Aheto as chairperson. The Board appointed John Tough, Martin Lauber, Katherine Savitt and Bonita Stewart to serve on the Compensation Committee, with Mr. Tough as chairperson. The Board appointed Vincent Cubbage, Martin Lauber, Katherine Savitt and Bonita Stewart to serve on the Nominating and Corporate Governance Committee, with and Mr. Cubbage as chairperson.

Executive Officers

Effective as of the Closing, each of Vincent T. Cubbage and Stephen Pang, resigned as the Chief Executive Officer and Chief Financial Officer of the Company, respectively. Effective as of the Closing, the Board appointed Scott Mercer to serve as Chairman of the Board and Chief Executive Officer, Christopher Wendel to serve as President, Francois P. Chadwick to serve as Chief Financial Officer, James S. DeGraw as General Counsel, Chief Administrative Officer, Andrew B. Lipsher as Chief Strategy Officer, Praveen Mandal as Chief Technology Officer, Nadya Kohl as Chief Marketing Officer, Brandt Hastings as Chief Revenue Officer and Julie Rogers as Chief People Officer. Biographical information for these individuals is set forth in the Proxy Statement/Prospectus in the section titled “Management After the Business Combination” which information is incorporated herein by reference.

Director Compensation

The Board intends to adopt an Outside Director Compensation Policy (the “Policy”), which will set forth the terms upon which non-employee directors will be compensated for their service on the Board.

Executive Compensation

In August 2021, the Board adopted the 2021 Equity Incentive Plan (the “2021 Plan”), the Founder Incentive Plan (the “Founder Plan”) and the 2021 Employee Stock Purchase Plan (the “ESPP”) (the “Bonus Plans”), effective as of the Closing Date. The purpose of the Bonus Plans is to motivate and reward eligible officers and employees for their contributions toward the achievement of certain performance goals.

2021 Plan. In connection with the Business Combination, the Board and the Company’s shareholders adopted the 2021 Plan in order to facilitate the grant of equity awards to attract, retain and incentivize employees (including the named executive officers), independent contractors and directors of Volta and its affiliates, which is essential to Volta’s long term success. The 2021 Plan is a continuation of Volta’s prior Volta Industries, Inc. 2014 Equity Incentive Plan, adopted December 15, 2014 and last amended December 26, 2018, as such Equity Incentive Plan may have been amended, supplemented or modified from time to time (the “Legacy Volta Option Plan”), which was assumed from Volta and amended, restated and re-named into the form of the 2021 Plan effective as of the consummation of the Business Combination.

Founder Plan. In connection with the Business Combination, the Board and the Company’s shareholders adopted the Founder Plan in order to facilitate the grant of equity awards to Mr. Mercer and Mr. Wendel, who are essential to Volta’s long-term success.

ESPP. In connection with the Business Combination, the Board and the Company’s shareholders adopted the ESPP in order to allow employees of Volta and its affiliates to purchase shares of Class A Common Stock at a discount through payroll deductions and to benefit from stock price appreciation, thus enhancing the alignment of employee and stockholder interests.

The foregoing description of the Executive Incentive Bonus Plan does not purport to be complete and is qualified in its entirety by reference to the full text of the 2021 Plan, Founder Plan and ESPP, copies of which is attached hereto as Exhibit 10.7, 10.8, 10.9 and is incorporated herein by reference.

Certain Relationships and Related Transactions

On August 25, 2021, the Company repaid the below loans the Company had previously made to certain of its directors and executive officers in the amounts set forth in the table below to enable such directors and executive officers to exercise certain outstanding Volta Options to purchase shares of Volta Class A Common Stock and Volta Class B Common Stock, as applicable. The loans were interest-bearing at a rate of 3.25% per annum and were secured by a pledge of shares of Volta Class A Common Stock and Volta Class B Common Stock in the amounts detailed below.

	Pledged Shares
Name	Principal Amount	Volta Class A Common Stock	Volta Class B Common Stock
Scott Mercer	$8,889,073.12	—	737,560 shares
Christopher Wendel	$7,234,333.52	—	600,260 shares
Andrew B. Lipsher	$1,308,112.02	—	108,539 shares
James S. DeGraw	$553,186.80	31,005 shares	—
Praveen K. Mandal	$373,672.26	306,552 shares	—
Nadya Kohl	$199,532.91	16,556 shares	—

This section should be read in conjunction with the information included in the Proxy Statement/Prospectus in the section titled “Certain Relationships and Related Party Transactions” beginning on page 314 of the Proxy Statement/Prospectus, which is incorporated herein by reference.

Legal Proceedings

Reference is made to the disclosure regarding legal proceedings of the Company in the section of the Proxy Statement/Prospectus titled “Information About Volta—Legal Proceedings” and is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Prior to the Closing, the Company’s publicly traded Class A Ordinary Shares, Public Warrants and units were listed on NYSE under the symbols SNPR,” “SNPR WS” and “SNPR.U,” respectively. Upon the Closing, the Class A Common Stock and Public Warrants were listed on NYSE under the symbols “VLTA” and “VLTA WS,” respectively. The Company’s publicly traded units automatically separated into their component securities upon the Closing and, as a result, no longer trade as a separate security and were delisted from NYSE.

The Company has not paid any cash dividends on shares of its Common Stock to date. The payment of any cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of the Board.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Current Report on Form 8-K concerning the issuance and sale by the Company of certain unregistered securities, which is incorporated herein by reference.

Description of Registrant’s Securities

The description of the Company’s securities is contained in the Proxy Statement/Prospectus in the section titled “Description of Securities” beginning on page 304 and is incorporated herein by reference.

Indemnification of Directors and Officers

Information about indemnification of the Company’s directors and officers is set forth in the Proxy Statement/Prospectus in the section titled “Management After the Business Combination—Limitation on Liability and Indemnification of Directors and Officers” which information is incorporated herein by reference. The disclosure set forth in Item 1.01 of this Current Report on Form 8-K under the section titled “Indemnification Agreements” is incorporated herein by reference.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The information set forth under Item 4.01 of this Current Report on Form 8-K is incorporated herein by reference.

Financial Statements and Exhibits

The information set forth under Item 9.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth in the “Introductory Note—PIPE Financing” above is incorporated into this Item 3.02 by reference. The shares of Class A Common Stock issued in the PIPE Financing have not been registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder.

Item 3.03 Material Modification to Rights of Security Holders.

The disclosure set forth under Item 5.03 of this Current Report on Form 8-K is incorporated herein by reference.

Item 4.01 Changes in Registrant’s Certifying Accountant.

On August 26, 2021, the Audit Committee of the Board approved the engagement of Grant Thornton LLP (“Grant Thornton”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ended December 31, 2021. Grant Thornton served as the independent registered public accounting firm of Legacy Volta prior to the Business Combination. Accordingly, WithumSmith+Brown, PC (“WithumSmith”), the Company’s independent registered public accounting firm prior to the Business Combination, was informed that it would be replaced by Grant Thornton as the Company’s independent registered public accounting firm following the completion of WithumSmith’s review of the quarter ended June 30, 2021, which consists only of the accounts of the pre-Business Combination special purpose acquisition company. This decision was approved by the Board.

The report of WithumSmith on the Company’s financial statements as of December 31, 2020, and for the period from August 24, 2020 (inception) through December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope or accounting principles.

During the period of WithumSmith’s engagement by the Company, and the subsequent interim period preceding WithumSmith’s dismissal, there were no disagreements with WithumSmith on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of WithumSmith, would have caused it to make a reference to the subject matter of the disagreement in connection with its report covering such period. In addition, no “reportable events,” as defined in Item 304(a)(1)(v) of Regulation S-K, occurred within the period of WithumSmith’s engagement and the subsequent interim period preceding WithumSmith’s dismissal.

During the period from August 24, 2020 (inception) through December 31, 2020, and the subsequent interim period preceding the engagement of Grant Thornton, neither the Company nor anyone on the Company’s behalf consulted with Grant Thornton regarding (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by Grant Thornton that Grant Thornton concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

The Company provided WithumSmith with a copy of the foregoing disclosures prior to the filing of this Current Report on Form 8-K and requested that WithumSmith furnish a letter addressed to the Commission stating, which is attached hereto as Exhibit 16.1, stating whether it agrees with such disclosures, and, if not, stating the respects in which is does not agree.

Item 5.01. Changes in Control of Registrant.

The disclosure set forth in the “Introductory Note” above and in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The disclosure set forth in Item 2.01 of this Current Report on Form 8-K under the sections titled “Directors and Executive Officers,” “Director Compensation” and “Executive Compensation” is incorporated by herein by reference.

2021 Equity Incentive Plan

As previously disclosed, at the Special Meeting, on August 25, 2021, the shareholders of the Company considered and approved the 2021 Plan. The 2021 Plan was previously approved, subject to stockholder approval, by the Board on July 28, 2021. The 2021 Plan became effective immediately upon the Closing.

A description of the 2021 Plan is included in the Proxy Statement/Prospectus in the section titled “Proposal No. 6—The 2021 Plan Proposal” which is incorporated herein by reference. The foregoing description of the 2021 Plan does not purport to be complete and is qualified in its entirety by the full text of the 2021 Plan and the related forms of award agreements under the 2021 Plan, which are attached hereto as Exhibit 10.7 and incorporated herein by reference.

2021 Founder Incentive Plan

As previously disclosed, at the Special Meeting, on August 25, 2021, the shareholders of the Company considered and approved the Founder Plan. The Founder Plan was previously approved, subject to stockholder approval, by the Board on July 28, 2021. The Founder Plan became effective immediately upon the Closing.

A description of the Founder Plan is included in the Proxy Statement/Prospectus in the section titled “Proposal No. 7—The Founder Plan Proposal” which is incorporated herein by reference. The foregoing description of the Founder Plan does not purport to be complete and is qualified in its entirety by the full text of the Founder Plan, which is attached hereto as Exhibit 10.8 and incorporated herein by reference.

2021 Employee Stock Purchase Plan

As previously disclosed, at the Special Meeting, on August 25, 2021, the shareholders of the Company considered and approved the ESPP. The ESPP was previously approved, subject to stockholder approval, by the Board on July 28, 2021. The ESPP became effective immediately upon the Closing.

A description of the ESPP is included in the Proxy Statement/Prospectus in the section titled “Proposal No. 8—The ESPP Proposal” which is incorporated herein by reference. The foregoing description of the ESPP does not purport to be complete and is qualified in its entirety by the full text of the ESPP, which is attached hereto as Exhibit 10.9 and incorporated herein by reference.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, the Company ceased being a shell company. Reference is made to the disclosure in the Proxy Statement/Prospectus in the sections titled “Proposal No. 1—The Business Combination Proposal” beginning on page 182 and “Proposal No. 2 — The Domestication Proposal” beginning on page 184, which are incorporated herein by reference. Further, the information set forth in the Introductory Note and under Item 2.01 to this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(a)      Financial statements of businesses acquired.

The consolidated financial statements of Legacy Volta as of and for the years ended December 31, 2020 and 2019 included in the Proxy Statement/Prospectus beginning on page F-56 are incorporated herein by reference.

The unaudited condensed consolidated financial statements of Legacy Volta for the six months ended June 30, 2021 and 2020 are set forth in Exhibit 99.1 hereto and are incorporated herein by reference.

(b)      Pro forma financial information.

The unaudited pro forma condensed combined financial information of the Company as of and for the six months ended June 30, 2021 is set forth in Exhibit 99.2 hereto and is incorporated herein by reference.

(c)      List of Exhibits.

Exhibit No.	Description
2.1*	Business Combination Agreement, dated as of February 7, 2021, by and among TortoiseCorp, First Merger Sub, Second Merger Sub and Volta (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Commission on February 8, 2021).
3.1	Certificate of Incorporation of Volta Inc.
3.2	Bylaws of Volta Inc.
4.1	Specimen Class A Common Stock Certificate of the Registrant.
4.2	Specimen Warrant Certificate of the Registrant.
4.3	Amended and Restated Warrant Agreement, dated August 26, 2021, by and among Volta, Computershare Trust Company, N.A. and Computershare Inc.
10.1	Form of Indemnification Agreement.
10.2	Lock-Up Agreement, dated as of February 7, 2021, by and among the Company, Legacy Volta and Legacy Volta’s founders (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 8, 2021).
10.3	Sponsor Letter, dated as of February 7, 2021, by and among the Company, Legacy Volta, Tortoise Sponsor II LLC and certain holders of Legacy Volta’s founder shares named therein (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 8, 2021).
10.4	Amended and Restated Registration Rights Agreement, dated as of August 26, 2021, by and among Volta, Tortoise Sponsor II LLC and certain other parties
10.5	Lease by and between 155 De Haro Associates LLC and Legacy Volta, dated as of February 8, 2016, as amended on each of April 20, 2016, August 31, 2016 and August 29, 2018.
10.6†	New Volta 2021 Equity Incentive Plan and related forms of award agreements.
10.7†	New Volta Founder Incentive Plan and related forms of award agreements.
10.8†	New Volta Employee Stock Purchase Plan.
10.9†	Employment Agreement, dated December 18, 2018, by and between Scott Mercer and Legacy Volta.
10.10†	Employment Agreement, dated December 18, 2018, by and between Chris Wendel and Legacy Volta.
10.11†	Employment Agreement, dated August 11, 2020, by and between James DeGraw and Legacy Volta.
16.1	Letter to the Securities and Exchange Commission from WithumSmith+Brown, PC, dated September 1, 2021.
21.1	List of Subsidiaries.
99.1	Unaudited condensed consolidated financial statements of Volta Inc., for the six months ended June 30, 2021.
99.2	Unaudited pro forma condensed consolidated combined financial information of Volta Inc., for the six months ended June 30, 2021.
104	Cover Page Interactive Data File (formatted as Inline XBRL).

*	The schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission upon its request.

†	Indicates a management contract or compensatory plan, contract or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Volta Inc.

Date: September 1, 2021	By:	/s/ Scott Mercer
	Name:	Scott Mercer
	Title:	Chief Executive Officer